Exhibit 10.1

TERM LOAN AGREEMENT

AMONG

GASTAR EXPLORATION LTD.

AMEGY BANK NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT

AND

THE LENDERS SIGNATORY HERETO

November 20, 2009

TERM LOAN OF $17,000,000

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4.14	Investment Company Act Compliance	23
4.15	Proper Filing of Tax Returns; Payment of Taxes Due	23
4.16	Intellectual Property	24
4.17	Casualties or Taking of Property	24
4.18	Locations of Borrower	24
4.19	Subsidiaries	24
4.20	Compliance with Anti-Terrorism Laws	24
4.21	Identification Numbers	25
4.22	Solvency	25

ARTICLE V AFFIRMATIVE COVENANTS		25
5.1	Maintenance and Access to Records	25
5.2	Notices of Certain Events	26
5.3	Additional Information	26
5.4	Compliance with Laws	27
5.5	Payment of Assessments and Charges	27
5.6	Maintenance of Existence or Qualification and Good Standing	27
5.7	Payment of Notes; Performance of Obligations	27
5.8	Further Assurances	27
5.9	Initial Expenses of Agent	27
5.10	Subsequent Expenses of Agent and Lenders	28
5.11	Maintenance and Inspection of Properties	28
5.12	Maintenance of Insurance	28
5.13	Environmental Indemnification	28
5.14	General Indemnification	29
5.15	Evidence of Compliance with Anti-Terrorism Laws	30

ARTICLE VI NEGATIVE COVENANTS		30
6.1	Indebtedness	30
6.2	Contingent Obligations	30
6.3	Liens	30
6.4	Sales of Assets	30
6.5	Leasebacks	31
6.6	Sale or Discount of Receivables	31
6.7	Loans or Advances	31
6.8	Investments	31
6.9	Dividends and Distributions	31
6.10	Changes in Structure	31
6.11	Transactions with Affiliates	31
6.12	Lines of Business	32
6.13	Plan Obligation	32
6.14	Anti-Terrorism Laws	32

ARTICLE VII EVENTS OF DEFAULT		32
7.1	Enumeration of Events of Default	32
7.2	Remedies	34

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ARTICLE VIII THE AGENT		34
8.1	Appointment	34
8.2	Delegation of Duties	35
8.3	Exculpatory Provisions	35
8.4	Reliance by Agent	35
8.5	Notice of Default	36
8.6	Non-Reliance on Agent and Other Lenders	36
8.7	Indemnification	36
8.8	Restitution	37
8.9	Agent in Its Individual Capacity	37
8.10	Successor Agent	38
8.11	Applicable Parties	38

ARTICLE IX MISCELLANEOUS		38
9.1	Assignments; Participations	38
9.2	Survival of Representations, Warranties, and Covenants	39
9.3	Notices and Other Communications	39
9.4	Parties in Interest	40
9.5	Renewals; Extensions	40
9.6	Rights of Third Parties	41
9.7	No Waiver; Rights Cumulative	41
9.8	Survival Upon Unenforceability	41
9.9	Amendments; Waivers	41
9.10	Controlling Agreement	41
9.11	Disposition of Collateral	41
9.12	Governing Law	42
9.13	Waiver of Right to Jury Trial	42
9.14	Waiver of Class Action	42
9.15	Jurisdiction and Venue	42
9.16	Integration	42
9.17	Waiver Of Punitive And Consequential Damages	43
9.18	Counterparts	43
9.19	USA Patriot Act Notice	43
9.20	Tax Shelter Regulations	43

LIST OF SCHEDULES

Schedule 4.8	-	Liabilities and Litigation
Schedule 4.19	-	Subsidiaries

LIST OF EXHIBITS

Exhibit I	-	Form of Note
Exhibit II	-	Percentage Shares
Exhibit III	-	Form of Opinion of Burnet, Duckworth & Palmer
Exhibit IV	-	Form of Opinion of Vinson & Elkins, LLP
Exhibit V	-	Form of Assignment Agreement

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TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT is made and entered into effective the 20th day of November, 2009, by and among GASTAR EXPLORATION LTD., an Alberta, Canada corporation (the “Borrower”), each lender that is a signatory hereto or becomes a signatory hereto as provided in Section 9.1 (individually, together with its successors and assigns, a “Lender” and, collectively, together with their respective successors and assigns, the “Lenders”), and AMEGY BANK NATIONAL ASSOCIATION, a national banking association (“Amegy”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity pursuant to the terms hereof, the “Agent”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Terms Defined Above. As used in this Term Loan Agreement, each of the terms “Agent,” “Amegy,” “Borrower,” “Lender” and “Lenders” shall have the meaning assigned to such term hereinabove.

1.2 Additional Defined Terms. As used in this Term Loan Agreement, each of the following terms shall have the meaning assigned thereto in this Section or in Sections referred to in this Section, unless the context otherwise requires:

“Additional Amount” shall have the meaning set forth for such term in Section 2.6.

“Affiliate” shall mean, as to any Person, any other Person directly or indirectly, controlling, or under common control with, such Person and includes, as to the Borrower, any Subsidiary of the Borrower and any “affiliate” of the Borrower within the meaning of Rule 12b-2 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, with “control,” as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

“Agreement” shall mean this Term Loan Agreement, as it may be amended, supplemented, restated, or otherwise modified from time to time.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Assignment Agreement” shall mean an Assignment Agreement, substantially in the form of Exhibit VI, with appropriate insertions.

“Benefited Lender” shall have the meaning assigned to such term in Section 2.7(c).

“Blocked Person” shall have the meaning assigned to such term in Section 4.20.

“Business Day” shall mean a day other than a Saturday, Sunday, legal holiday for commercial banks under the laws of the State of Texas, or any other day when banking is suspended in the State of Texas.

“Business Entity” shall mean a corporation, partnership, joint venture, limited liability company, joint stock association, business trust, or other business entity.

“Closing” shall mean the establishment of the financing which is the subject of this Agreement.

“Closing Date” shall mean the effective date of this Agreement.

“Commitment” shall mean, as to each Lender, its obligation to maintain its Percentage Share of the Loan Balance.

“Commonly Controlled Entity” shall mean any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a “primary obligation”) in any manner, whether directly or indirectly, including any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Convertible Debentures” shall mean the convertible senior unsecured debentures issued by the Borrower and maturing on November 20, 2009.

“Default” shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.

“Default Rate” shall mean a daily interest rate equal to the per annum interest rate equal to the Prime Rate for each relevant day plus three percent (3%) converted to a daily rate on the basis of a year of 365 or 366 days, as the case may be, and the rate so determined for each relevant day being applied on the basis of actual days elapsed (including the first day, but excluding the last day) during the period for which interest is payable at the Default Rate, but in no event shall the Default Rate exceed the Highest Lawful Rate.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Environmental Complaint” shall mean any written or oral complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of the Borrower, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of the Borrower or the business conducted thereon.

“Environmental Laws” shall mean (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Oil Pollution Act, the Resource Conservation and Recovery Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and the regulations thereunder and interpretations thereof.

“Event of Default” shall mean any of the events specified in Section 7.1.

“Excluded Taxes” means, with respect to any and all payments to the Agent, any Lender or any recipient of any payment to be made by or on account of any Obligation, net income taxes, branch profits taxes, franchises and excise taxes (to the extent imposed in lieu of net income taxes), and all interest, penalties and liabilities with respect thereto, imposed on the Agent or any Lender.

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Facility” shall mean the credit facility extended to the Borrower pursuant to this Agreement.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards to the nearest  1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions as determined by the Agent.

“Financial Statements” shall mean statements of the financial condition of the Borrower, on a consolidated basis with its consolidated Subsidiaries, as at the point in time and for the period indicated and consisting of at least a balance sheet and related statements of operations, shareholders equity, and cash flows and, when required, if at all, by applicable provisions of this Agreement to be audited, accompanied by the unqualified certification of a nationally-recognized or regionally-recognized firm of independent certified public accountants or other independent certified public accountants acceptable to the Agent and footnotes to any of the foregoing, all of which, unless otherwise indicated, shall be prepared in accordance with GAAP consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal year.

“First Lien Pledge” shall mean that certain Amended and Restated First Lien Security Agreement (Pledge) dated effective February 16, 2009 by the

Borrower in favor of Amegy, in its capacity as Collateral Agent under that certain Collateral Agency and Intercreditor Agreement dated February 16, 2009 by and among the Borrower, Amegy, as Collateral Agent, and certain other parties, as amended.

“Foreign Lender” shall have the meaning assigned to such term in Section 2.6(f).

“GAAP” shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time.

“Gastar USA Facility” shall mean the credit facility governed by that certain Amended and Restated Credit Agreement dated October 28, 2009 among Gastar Exploration USA, Inc., a Michigan corporation and a wholly-owned Subsidiary of the Borrower, the Borrower and certain other parties as Guarantors, the lenders party thereto and Amegy, as administrative agent for such lenders.

“Governmental Authority” shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Hazardous Substances” shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” or “toxic substances” under the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, or any other Requirement of Law.

“Highest Lawful Rate” shall mean, with respect to any Lender, the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received under laws applicable to such Lender, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.

“Indebtedness” shall mean, as to any Person, without duplication, (a) all liabilities (excluding capital, surplus, reserves for deferred income taxes, deferred compensation liabilities, and other deferred liabilities and credits) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money, and (d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 5.15.

“Insolvency Proceeding” shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.

“Intellectual Property” shall mean patents, patent applications, trademarks, tradenames, copyrights, technology, know-how, and processes.

“Investment” in any Person shall mean any stock, bond, note, or other evidence of Indebtedness, or any other security (other than current trade and customer accounts) of, investment or partnership interest in or loan to, such Person.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on common law, statute, or contract, and including, but not limited to, the lien or security interest arising from a mortgage, ship mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen, and artisans, maritime liens and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for the purpose of this Agreement, the Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes).

“Limitation Period” shall mean, with respect to any Lender, any period while any amount remains owing on the Note payable to such Lender and interest on such amount, calculated at the applicable interest rate, plus any fees or other sums payable to such Lender under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

“Loan” shall mean the loan made by the Lenders to or for the benefit of the Borrower pursuant to this Agreement.

“Loan Balance” shall mean, at any point in time, the aggregate outstanding principal balance of the Notes at such time.

“Loan Documents” shall mean this Agreement, the Notes, the Security Documents and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with any of the foregoing, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect.

“Material Adverse Effect” shall mean any adverse effect on the business, operations, properties or financial condition of the Borrower which increases, in any material respect, the risk that any of the Obligations will not be repaid as and when due.

“Maturity Date” shall mean January 19, 2010.

“Notes” shall mean, collectively, the promissory notes of the Borrower each payable to a Lender in the face amount of the Percentage Share of such Lender of the amount of the Loan in the form attached hereto as Exhibit I with all blanks in such form completed appropriately, together with all renewals, extensions for any period, increases, and rearrangements thereof.

“Notice of Termination” shall have the meaning assigned to such term in Section 2.13.

“Obligations” shall mean, without duplication of the same amount in more than one category, (a) all Indebtedness of the Borrower evidenced by the Notes and (b) all other obligations and liabilities of the Borrower to the Agent or the Lenders, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury, or any other any successor Governmental Authority.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Percentage Share” shall mean, as to each Lender, the percentage set forth as such for such Lender on Exhibit II.

“Permitted Liens” shall mean (a) Liens for taxes, assessments, or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor, (b) Liens in connection with workers’ compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old-age pension, employee benefits, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, constructors, laborers, landlords or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (d) Liens securing leases of equipment, provided that, as to any particular lease, the Lien covers only the relevant leased equipment and secures only amounts which are not yet due and payable under the relevant lease or are being contested in good faith by appropriate proceedings and such reserve as required by GAAP shall have been made therefor, and (e) Liens in favor of the Agent securing the Obligations and other Liens expressly permitted hereunder or in the Security Documents.

“Person” shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated organization, government, any agency or political subdivision of any government, or any other form of entity.

“Plan” shall mean, at any time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower, or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” shall mean a per annum interest rate equal to the interest rate announced by Amegy from time to time as its general reference rate of interest, which Prime Rate shall change upon any change in such announced or published general reference interest rate and which Prime Rate may not be the lowest interest rate charged by Amegy and shall never exceed the Highest Lawful Rate.

“Principal Office” shall mean the principal office of the Agent in Houston, Texas, presently located at 4400 Post Oak Parkway, 4th Floor, Houston, Texas 77027.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Regulatory Change” shall mean, with respect to any Lender, the passage, adoption, institution, or amendment of any federal, state, local, or foreign Requirement of Law, or any interpretation, directive, or request (whether or not having the force of law) of any Governmental Authority or monetary authority charged with the enforcement, interpretation, or administration thereof, occurring after the Closing Date and applying to a class of lenders including such Lender.

“Release of Hazardous Substances” shall mean any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower.

“Replacement Lenders” shall have the meaning assigned to such term in Section 2.13.

“Required Lenders” shall mean Amegy, in its capacity as a Lender, plus other Lenders whose Percentage Shares total, together with that of Amegy, in excess of fifty percent (50%).

“Requirement of Law” shall mean, as to any Person, the certificate or articles of incorporation and by-laws, the certificate or articles of organization and regulations, operating agreement or limited liability company agreement, the agreement of limited partnership or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” shall mean, as to any Business Entity, its President, any Vice President or any other Person duly authorized in accordance with the applicable organizational documents, bylaws, regulations or resolutions to act on behalf of such Business Entity.

“Security Documents” shall mean all documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, supplemented, restated, or otherwise modified from time to time.

“Subsidiary” shall mean, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Superfund Site” shall mean those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action or any comparable state registries or list in any state of the United States.

“Taxes” means any and all present or future taxes, levies, imposts, duties, fees, deductions, charges or withholdings imposed by any Governmental Authority.

“Terminated Lender” shall have the meaning assigned to such term in Section 2.13.

“Termination Date” shall have the meaning assigned to such term in Section 2.13.

“Transferee” shall mean any Person to which any Lender has sold, assigned, transferred, or granted a participation in any of the Obligations, as authorized pursuant to the provisions of Section 9.1, and any Person acquiring, by purchase, assignment, transfer, or participation, from any such purchaser, assignee, transferee, or participant, any part of such Obligations.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.3 Undefined Financial Accounting Terms. Financial accounting terms used in this Agreement without definition are used herein with the respective meanings assigned thereto in accordance with GAAP at the time in effect.

1.4 References. References in this Agreement to Schedule, Exhibit, Article, or Section numbers shall be to Schedules, Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder” and words of similar import shall be to this Agreement in its entirety and not only to the particular Schedule, Exhibit, Article, or Section in which such reference appears. Specific enumeration herein shall not exclude the general and, in such regard, the terms “includes” and “including” used herein shall mean “includes, without limitation,” or “including, without limitation,” as the case may be, where appropriate. Except as otherwise indicated, references in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to. References in this Agreement to “writing” include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form. References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. References in this Agreement to Persons include their respective successors and permitted assigns.

1.5 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

1.6 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

1.7 Incorporation of Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

1.8 Negotiated Transaction. Each party to this Agreement affirms to the others that it has had the opportunity to consult, and discuss the provisions of this Agreement with, independent counsel and fully understands the legal effect of each provision.

ARTICLE II

TERMS OF FACILITY

2.1 Term Loan. (a) Upon the terms and conditions and relying on the representations and warranties contained in this Agreement, each Lender severally agrees to make a loan to the Borrower on the Closing Date in an amount equal to the Percentage Share of such Lender of $17,000,000. Amounts advanced hereunder and repaid may not be reborrowed.

(b) Not later than 2:00 p.m., Central Standard Time, on the Closing Date, each Lender shall make available to the Agent an amount equal to the Percentage Share of such Lender of the borrowing to be made on such date, at an account designated by the Agent, for the account of the Borrower. The amount so received by the Agent shall, subject to the terms and conditions hereof, be made available to the Borrower in immediately available funds at the Principal Office. The portion of the Loan to be made by each Lender shall be evidenced by the Note of such Lender.

(c) The failure of any Lender to make the portion of the Loan required to be made by it hereunder shall not relieve any other Lender of its obligation to make any Loan required to be made by it, and no Lender shall be responsible for the failure of any other Lender to make any Loan.

2.2 Use of Loan Proceeds. Proceeds of the Loan shall be used by the Borrower solely to repay the Convertible Debentures.

2.3 Interest. Subject to applicable provisions of this Agreement (including those of Section 2.11), interest on the Loan Balance shall accrue and be payable at a daily interest rate equal to the Prime Rate for the relevant day converted to a daily rate on the basis of a year of 365 or 366 days, as the case may be, and the rate so determined for each relevant day being applied on the basis of actual days elapsed (including the first day, but excluding the last day). Notwithstanding the foregoing, interest on past-due principal and, to the extent permitted by applicable law, past-due interest, shall accrue at the Default Rate and shall be payable upon demand by the Agent at any time as to all or any portion of such interest. Interest provided for herein shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Agreement and only for the period from the date of advance to, but not including, the date or dates of repayment.

2.4 Repayment of Loans and Interest. The Loan Balance and accrued interest thereon shall be repaid on the Maturity Date.

2.5 Outstanding Amounts. The outstanding principal balance of the Note of each Lender reflected by the notations of such Lender on its records shall be deemed rebuttably presumptive evidence of the principal amount owing on such Note. The liability for payment of principal and interest evidenced by each Note shall be limited to principal amounts actually advanced and outstanding pursuant to this Agreement and interest on such amounts calculated in accordance with this Agreement.

2.6 Taxes and Time, Place, and Method of Payments. (a) All payments required pursuant to this Agreement or the Notes shall be made without set-off or counterclaim in Dollars and in immediately available funds free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes; provided, however that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased by the amount (the “Additional Amount”) necessary so that after making all required deductions (including deductions applicable to additional sums described in this paragraph) the Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In addition, to the extent not paid in accordance with the preceding sentence, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(b) SUBJECT TO THE PROVISIONS OF SECTION 2.13, THE BORROWER SHALL INDEMNIFY THE AGENT AND EACH LENDER FOR INDEMNIFIED TAXES AND OTHER TAXES PAID BY SUCH PERSON, PROVIDED, HOWEVER, THAT THE BORROWER SHALL NOT BE OBLIGATED TO

MAKE PAYMENT TO THE AGENT OR ANY LENDER IN RESPECT OF PENALTIES, INTEREST AND OTHER SIMILAR LIABILITIES ATTRIBUTABLE TO SUCH INDEMNIFIED TAXES OR OTHER TAXES IF SUCH PENALTIES, INTEREST OR OTHER SIMILAR LIABILITIES ARE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON SEEKING INDEMNIFICATION; PROVIDED FURTHER, THAT NEITHER ANY LENDER OR THE AGENT SHALL BE ENTITLED TO INDEMNIFICATION FOR INDEMNIFIED TAXES AND OTHER TAXES PAID BY SUCH PERSON MORE THAN THREE MONTHS PRIOR TO THE DATE SUCH LENDER OR THE AGENT GIVES NOTICE AND DEMAND THEREOF TO THE BORROWER (EXCEPT THAT, IF THE INDEMNIFICATION IS BASED ON A REGULATORY CHANGE GIVING RISE TO SUCH INDEMNIFIED TAXES OR OTHER TAXES WHOSE EFFECT IS RETROACTIVE, THEN THE THREE MONTH PERIOD REFERRED TO ABOVE SHALL BE EXTENDED TO INCLUDE THE PERIOD OF RETROACTIVE EFFECT THEREOF).

(c) If a Lender or the Agent shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes paid by the Borrower pursuant to this Section 2.6, including Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid Additional Amounts pursuant to the Loan Documents, it shall promptly notify the Borrower of the availability of such refund claim and, if the Lender or the Agent, as the case may be, determines in good faith that making a claim for refund will not have an adverse effect to its taxes or business operations, shall, within 10 days after receipt of a request by the Borrower, make a claim to such Governmental Authority for such refund at the expense of the Borrower. If a Lender or the Agent receives a refund in respect of any Indemnified Taxes or Other Taxes paid by the Borrower pursuant to the Loan Documents, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent of Indemnified Taxes or Other Taxes paid pursuant to the Loan Documents, including indemnity payments made or Additional Amounts paid, by the Borrower under this Section 2.6 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out of pocket expenses of such Lender or the Agent, as the case may be, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund).

(d) If any Lender or the Agent is or becomes eligible under any applicable law, regulation, treaty or other rule to a reduced rate of taxation, or a complete exemption from withholding, with respect to Indemnified Taxes or Other Taxes on payments made to it by the Borrower, such Lender or the Agent, as the case may be, shall, upon the request, and at the cost and expense, of the Borrower, complete and deliver from time to time any certificate, form or other document demanded by the Borrower, the completion and delivery of which are a precondition to obtaining the benefit of such reduced rate or exemption, provided that the taking of such action by such Lender or the Agent, as the case may be, would not, in the reasonable judgment of such Lender or the Agent, as the case may be, be disadvantageous or prejudicial to such Lender or the Agent, as the case may be, or inconsistent with its internal policies or legal or regulatory restrictions. For any period with respect to which a Lender or the Agent, as the case may be, has failed to provide any such certificate, form or other document requested by the Borrower, such Lender or Agent, as the case may be, shall not be entitled to any payment under this Section 2.6 in respect of any Indemnified Taxes or Other Taxes that would not have been imposed but for such failure.

(e) Each Lender organized under the laws of a jurisdiction in the United States, any State thereof or the District of Columbia (other than Lenders that are corporations or otherwise exempt from United States backup withholding Tax) shall (i) deliver to the Borrower and the Agent, when such Lender first becomes a Lender, upon the written request of the Borrower or the Agent, two original copies of United States Internal Revenue Service Form W-9 or any successor form, properly completed and duly executed by such Lender, certifying that such Lender is exempt from United States backup withholding Tax on payments of interest made under the Loan Documents and (ii) thereafter at each time it is so reasonably requested in writing by the Borrower or the Agent, deliver within a reasonable time two original copies of an updated Form W-9 or any successor form thereto.

(f) Each Lender that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (each such Lender, a “Foreign Lender”) that is entitled to an exemption from or reduction of withholding Tax under the laws of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under the Loan Documents shall deliver to the Borrower and the Agent, but only at the written request of the Borrower or the Agent, such properly completed and duly executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate, unless in the good faith opinion of the Foreign Lender such documentation would expose the Foreign Lender to any material adverse consequence or risk. Such documentation shall be delivered by each Foreign Lender on or before the date it becomes a Lender. In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each Lender (and, in the case of a Foreign Lender its lending office), represents that on the Closing Date, payments made hereunder by the Borrower or the Agent to it would not be subject to United States Federal withholding tax.

(g) Notwithstanding the provisions of subsection (a) above, the Borrower shall not be required to indemnify any Foreign Lender or to pay any Additional Amounts to any Foreign Lender, in respect of United States federal withholding tax pursuant to subsection (a) above, (i) to the extent that the obligation to withhold amounts with respect to United States federal withholding tax existed on the date such Foreign Lender became a Lender; (ii) with respect to payments to a new lending office with respect to such Lender’s Percentage Share of the Loan Balance, but only to the extent that such withholding tax exceeds any withholding tax that would have been imposed on such Lender had it not designated such new lending office; (iii) with respect to a change by such Foreign Lender of the jurisdiction in which it is organized, incorporated, controlled or managed, or in which it is doing business, from the date such Foreign Lender changed such jurisdiction, but only to the extent that such withholding tax exceeds any withholding tax that would have been imposed on such Lender had it not changed the jurisdiction in which it is organized, incorporated, controlled or managed, or in which it is doing business; or (iv) to the extent that the obligation to indemnify any Foreign Lender or to pay such Additional Amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of Section 2.6(f).

(h) All payments by the Borrower hereunder shall be deemed received on (i) receipt or (ii) the next Business Day following receipt if such receipt is after 2:00 p.m., Central Standard or Central Daylight Savings Time, as the case may be, on any Business Day, and shall be made to the Agent at the Principal Office. Except as provided to the contrary herein, if the due date of any payment hereunder or under any Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

2.7 Pro Rata Treatment; Adjustments. (a) Except to the extent otherwise expressly provided herein, (i) the borrowing pursuant to this Agreement shall be made from the Lenders pro rata in accordance with their respective Percentage Shares, (ii) each payment by the Borrower of fees shall be made for the account of the Agent or the Lenders as agreed among them, (iii) each payment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with their respective shares of the Loan Balance and (iv) each payment of interest on Loans shall be made for the account of the Lenders pro rata in accordance with their respective shares of the aggregate amount of interest due and payable to the Lenders.

(b) The Agent shall distribute all payments with respect to the Obligations to the Lenders promptly upon receipt in like funds as received. In the event that any payments made hereunder by the Borrower at any particular time are insufficient to satisfy in full the Obligations due and payable at such time, such payments shall be applied (i) first, to fees and expenses due pursuant to the terms of this Agreement or any other Loan Document, (ii) second, to accrued interest, and (iii) third, to the Loan Balance and any other Obligations pro-rata on the basis of the ratio of the amount of all such Obligations then owing to the Agent or the relevant Lender or Affiliate of any Lender, as the case may be, to the total amount of the Obligations then owing.

(c) If any Lender (for purposes of this Section, a “Benefited Lender”) shall at any time receive any payment of all or part of its portion of the Obligations, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(e) or Section 7.1(f), or otherwise) in an amount greater than such Lender was entitled to receive pursuant to the terms hereof, such Benefited Lender shall purchase for cash from the other Lenders such portion of the Obligations of such other Lenders, or shall provide such other Lenders with the benefits of any such collateral or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds with each of the Lenders according to the terms hereof. If all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded and the purchase price and benefits returned by such Lender, to the extent of such recovery, but without interest. The Borrower agrees that each such Lender so purchasing a portion of the Obligations of another Lender may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. If any Lender ever receives, by voluntary payment, exercise of rights of set-off or banker’s lien, counterclaim, cross-action or otherwise, any funds of the Borrower to be applied to the Obligations, or receives any proceeds by realization on or with respect to any collateral, all such funds and proceeds shall be forwarded immediately to the Agent for distribution in accordance with the terms of this Agreement.

2.8 Voluntary Prepayments. Subject to applicable provisions of this Agreement, the Borrower shall have the right at any time or from time to time to prepay the Loan without prepayment penalty; provided, however, that (a) the Borrower shall give the Agent notice of each such prepayment no less than one (1) Business Day prior to prepayment, (b) the Borrower shall pay all accrued and unpaid interest on the amounts prepaid and (c) no such prepayment shall serve to postpone the repayment when due of any Obligation or any installments thereof.

2.9 Up-front Fee. In addition to interest on the Notes as provided herein and other fees payable hereunder, the Borrower shall pay to the Agent on the Closing Date, for the account of the Lenders and in immediately available funds, a fee in the amount of $212,500.

2.10 Loans to Satisfy Obligations of Borrower. Upon a Default, the Lenders may, but shall not be obligated to, make Loans for the benefit of the Borrower and apply proceeds thereof to the satisfaction of any condition, warranty, representation, or covenant of the Borrower contained in this Agreement or any other Loan Document. Such Loans shall be evidenced by the Notes and shall bear interest at the Prime Rate, subject, however, to the provisions of Section 2.3 regarding the accrual of interest at the Default Rate in certain circumstances.

2.11 General Provisions Relating to Interest. (a) It is the intention of the parties hereto to comply strictly with the usury laws of the State of Texas and the United States of America. In this connection, there shall never be collected, charged, or received on the sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate. The Borrower agrees that, to the extent the Highest Lawful Rate is determined with reference to the laws of the State to Texas, the Highest Lawful Rate shall be the “weekly” rate as defined in Chapter 303 of the Texas Finance Code (Vernon’s 1999), provided that the Agent or any Lender may, at its election, substitute for the “weekly” rate the “annualized” or “quarterly” rate, as such terms are defined in the aforesaid statute, upon the giving of notices provided for in such statute and effective upon the giving of such notices. The Agent and each Lender may also rely, to the extent permitted by applicable laws of the State of Texas or the United States of America, on alternative maximum rates of interest under other laws of the State of Texas or the United States of America applicable to the Agent or the relevant Lender, if greater.

(b) Notwithstanding anything herein or in the Notes to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Notes shall be the Highest Lawful Rate, and the obligation, if any, of the Borrower for the payment of fees or other charges deemed to be interest under applicable law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to each applicable Lender (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that such Lender would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) all interest and fees otherwise payable to such Lender but for the effect of such Limitation Period.

(c) If, under any circumstances, the aggregate amounts paid on the Notes or under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, the Borrower stipulates that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable laws of the State of Texas or the United States of America, the result of mathematical error on the part of the Borrower, the Agent, and the Lenders; and the party receiving such excess shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by such party or notice thereof from the Borrower. In the event that the maturity of any Obligation is accelerated, by reason of an election by the Lenders or otherwise, or in the event of any required or permitted prepayment, then the consideration constituting interest under applicable laws may never exceed that payable on the basis of the Highest Lawful Rate, and excess amounts paid which by law are deemed interest, if any, shall be credited by the Agent and the Lenders on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded to the Borrower.

(d) All sums paid, or agreed to be paid, to the Agent and the Lenders for the use, forbearance and detention of the proceeds of any advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.

2.12 Yield Protection.

(a) The Borrower shall pay to each Lender from time to time on request such amounts as such Lender may determine are necessary to compensate such Lender for any costs attributable to the maintenance by such Lender, pursuant to any Regulatory Change, of its Percentage Share of the Loan Balance, including costs attributable to the maintenance of capital in respect of its Percentage Share of the Loan Balance, as well as for any reduction of the rate of return on assets or equity of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change.

(b) Determinations by the Agent or any Lender for purposes of this Section 2.12 of the effect of any Regulatory Change on capital maintained, its costs or rate of return, its obligation to make and maintain its Percentage Share of the Loan Balance, or on amounts receivable by it in respect of its Percentage Share of the Loan Balance or such other obligations, and the additional amounts required to compensate the Agent and such Lender under this Section 2.12 shall be conclusive, absent manifest error, provided that such determinations are made on a reasonable basis. The Agent or the relevant Lender shall furnish the Borrower with a certificate setting forth in reasonable detail the basis and amount of any loss, cost or expense incurred as a result of any such event, and the statements set forth therein shall be conclusive, absent manifest error. The Agent or the relevant Lender shall notify the Borrower, as promptly as practicable after the Agent or such Lender obtains knowledge of any sums payable pursuant to this Section 2.12 and determines to request compensation therefor, of any event occurring after the Closing Date which will entitle the Agent or such Lender to compensation pursuant to this Section 2.12.

Any compensation requested by the Agent or any Lender pursuant to this Section 2.12 shall be due and payable within 30 days of receipt by the Borrower of any such notice.

(c) The Agent and the Lenders agree (i) not to request, and the Borrower shall not be obligated to pay, any sums payable pursuant to this Section 2.12 unless similar sums payable are also generally assessed by the Agent or such Lender against other customers similarly situated where such customers are subject to documents providing for such assessment and (ii) that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the three month period referred to above shall be extended to include the period of retroactive effect thereof).

2.13 Replacement Lenders. (a) If any Lender has notified the Borrower of its incurring any loss, cost or expense under Section 2.12, the Borrower may, unless such Lender has notified the Borrower that the circumstances giving rise to such notice no longer apply, terminate, in whole but not in part, the Commitment of such Lender (other than the Agent) (the “Terminated Lender”) at any time upon five Business Days’ prior written notice to the Terminated Lender and the Agent (such notice referred to herein as a “Notice of Termination”).

(b) In order to effect the termination of the Commitment of the Terminated Lender, the Borrower shall (i) obtain an agreement with one or more Lenders to increase their Commitments and/or (ii) request any one or more other banking institutions to become a “Lender” in place and instead of such Terminated Lender and agree to accept a Commitment; provided, however, that such one or more other banking institutions are reasonably acceptable to the Agent and become parties by executing an Assignment Agreement (the Lenders or other banking institutions that agree to accept in whole or in part the Commitment of the Terminated Lender being referred to herein as the “Replacement Lenders”), such that the aggregate increased and/or accepted Commitments of the Replacement Lenders under clauses (i) and (ii) above equal the Commitment of the Terminated Lender.

(c) The Notice of Termination shall include the name of the Terminated Lender, the date the termination will occur (the “Termination Date”), the Replacement Lender or Replacement Lenders to which the Terminated Lender will assign its Commitment, and, if there will be more than one Replacement Lender, the portion of the Terminated Lender’s Commitment to be assigned to each Replacement Lender.

(d) On the Termination Date, (i) the Terminated Lender shall by execution and delivery of an Assignment Agreement assign its Commitment to the Replacement Lender or Replacement Lenders (pro rata, if there is more than one Replacement Lender, in proportion to the portion of the Terminated Lender’s Commitment to be assigned to each Replacement Lender) indicated in the Notice of Termination and shall assign to the Replacement Lender or Replacement Lenders its Percentage Share of the Loan Balance pro rata as aforesaid), (ii) the Terminated Lender shall endorse its Note, payable without recourse, representation or warranty to the order of the Replacement Lender or Replacement Lenders (pro rata as aforesaid), (iii) the

Replacement Lender or Replacement Lenders shall purchase the Note held by the Terminated Lender (pro rata as aforesaid) at a price equal to the unpaid principal amount thereof plus interest and fees accrued and unpaid to the Termination Date, and (iv) the Replacement Lender or Replacement Lenders will thereupon (pro rata as aforesaid) succeed to and be substituted in all respects for the Terminated Lender with like effect as if becoming a Lender pursuant to the terms of Section 9.1(b), and the Terminated Lender will have the rights and benefits of an assignor under Section 9.1(b). To the extent not in conflict, the terms of Section 9.1(b) shall supplement the provisions of this Section 2.13.

(e) Any Terminated Lender (including the Agent in its capacity as a Lender and as Agent) shall reimburse the Borrower for all reasonable and necessary fees and expenses of counsel to the Borrower and, if required by the Replacement Lender or Replacement Lenders, of counsel to the Replacement Lender or Replacement Lenders in connection with replacing such Terminated Lender with a Replacement Lender or Replacement Lenders.

2.14 Security Interest in Accounts; Right of Offset. As security for the payment and performance of the Obligations, the Borrower hereby transfers, assigns, and pledges to the Agent and each Lender (for the pro rata benefit of all Lenders) and grants to the Agent and each Lender (for the pro rata benefit of all Lenders) a security interest in all funds of the Borrower now or hereafter or from time to time on deposit with the Agent or such Lender, with such interest of the Agent and the Lenders to be retransferred, reassigned, and/or released at the expense of the Borrower upon payment in full and complete performance by the Borrower of all Obligations. All remedies as secured party or assignee of such funds shall be exercisable by the Agent and the Lenders with the oral consent (confirmed promptly in writing) of the Required Lenders upon the occurrence of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, the Borrower hereby grants to the Agent and each Lender (for the pro rata benefit of all Lenders) the right, exercisable at such time as any Obligation shall mature, whether by acceleration of maturity or otherwise, of offset or banker’s lien against all funds of the Borrower now or hereafter or from time to time on deposit with the Agent or such Lender, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof.

ARTICLE III

CONDITIONS

The obligations of the Agent and the Lenders to enter into this Agreement and to make the Loan are subject to the satisfaction of the following conditions precedent that all matters incident to the consummation of the transactions contemplated herein shall be satisfactory to the Agent and the Lenders and the Agent shall have received, reviewed, and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more authorized officers or representatives of the General Partner acting on behalf of the Borrower, or others as the case may be, all in form and substance satisfactory to the Agent and dated, where applicable, of even date herewith or a date prior thereto and acceptable to the Agent:

(a) multiple counterparts of this Agreement as requested by the Agent;

(b) the Notes in effect on the Closing Date;

(c) copies of the organizational documents of the Borrower, accompanied by a certificate dated the Closing Date issued by the secretary or an assistant secretary or another authorized representative of the Borrower, to the effect that each such copy is correct and complete;

(d) a certificate of incumbency dated the Closing Date, including specimen signatures of all officers or other representatives of the Borrower, who are authorized to execute Loan Documents on behalf of the Borrower, such certificate being executed by the secretary or an assistant secretary or another authorized representative of the Borrower;

(e) copies of resolutions adopted by the directors of the Borrower, approving the Loan Documents to which the Borrower is a party and authorizing the transactions contemplated herein and therein, accompanied by a certificate dated the Closing Date issued by the secretary or an assistant secretary or another authorized representative of the Borrower, to the effect that such copies are true and correct copies of resolutions duly adopted at a meeting or by unanimous consent and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified or rescinded in any respect, and are in full force and effect as of the date of such certificate;

(f) audited Financial Statements of the Borrower prepared as of December 31, 2008 and unaudited quarterly Financial Statements prepared as of June 30, 2009, such unaudited quarterly Financial Statements to be certified by a Responsible Officer of the General Partner as having been prepared in accordance with GAAP consistently applied and as a fair presentation of the condition of the Borrower, subject to changes resulting from normal year-end audit adjustments;

(g) certificates dated as of a recent date from the appropriate Governmental Authority evidencing the existence or qualification and, if applicable, good standing of the Borrower in its jurisdiction of organization;

(h) the following documents establishing or perfecting Liens against the stock of Gastar Exploration USA, Inc., a Michigan corporation and a wholly-owned Subsidiary of the Borrower:

(i)	Second Lien Security Agreement (Pledge) from the Borrower in favor of the Agent; and

(ii)	UCC Financing Statement naming the Borrower, as Debtor, and the Agent, as Secured Party;

(i) a First Amendment to Amended and Restated Credit Agreement containing terms and provisions acceptable to the Lenders (such approval to be evidenced by their execution thereof) and amending the Amended and Restated Credit Agreement referred to in the definition of “Gastar USA Facility” appearing in Section 1.2;

(j) the opinion of Burnet, Duckworth & Palmer LLP, Alberta, Canada counsel to the Borrower;

(k) the opinion of Vinson & Elkins, LLP, Texas counsel to the Borrower, substantially in the form attached hereto as Exhibit IV;

(l) payment of all fees due on the Closing Date;

(m) a certificate of a Responsible Officer of the Borrower to the effect that all representations and warranties made by the Borrower in this Agreement or any other Loan Agreement in place on the Closing Date are true and correct as of the Closing Date;

(n) confirmation acceptable to the Agent that no event or circumstance shall have occurred which could reasonably be expected to have a Material Adverse Effect; and

(o) such other agreements, documents, instruments, opinions, certificates, waivers, consents, and evidence as the Agent or any Lender may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into this Agreement and to induce the Lenders to make the Loan, the Borrower represents and warrants to the Agent and each Lender (which representations and warranties shall survive the delivery of the Notes) that:

4.1 Due Authorization. The execution and delivery by the Borrower of this Agreement and the borrowing hereunder, the execution and delivery by the Borrower of the Notes, the repayment of the Notes and interest and fees provided for in the Notes and this Agreement, the execution and delivery by the Borrower of the Security Documents and the performance by the Borrower of its obligations under the Loan Documents to which the Borrower is a party are within the power of the Borrower, have been duly authorized by all necessary action by the Borrower, and do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law, (c) contravene or conflict with any indenture, instrument, or other agreement to which the Borrower is a party or by which any Property of the Borrower may be presently bound or encumbered, or (d) result in or require the creation or imposition of any Lien in, upon or on any Property of the Borrower under any such indenture, instrument, or other agreement, other than under any of the Loan Documents.

4.2 Existence. The Borrower is a corporation duly organized, legally existing and, if applicable, in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation and, if applicable, is in good standing in all jurisdictions wherein the ownership of Property or the operation of its business necessitates same, other than those jurisdictions wherein the failure to so qualify would not have a Material Adverse Effect.

4.3 Valid and Binding Obligations. All Loan Documents to which the Borrower is a party, when duly executed and delivered by the Borrower, constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.4 Security Documents. The provisions of each Security Document executed by the Borrower are effective to create, in favor of the Agent, a legal, valid and enforceable Lien in all right, title and interest of the Borrower in the Property of the Borrower described therein, which Lien constitutes a fully perfected first-priority Lien (except as to Permitted Liens and the Lien of the First Lien Pledge) on all right, title, and interest of the Borrower in the Property of the Borrower described therein.

4.5 Title to Property. The Borrower has good and indefeasible title to all of its material Property, free and clear of all Liens except Permitted Liens and the Lien of the First Lien Pledge.

4.6 No Material Adverse Effect. No event or circumstance has occurred since September 30, 2009, which could reasonably be expected to have a Material Adverse Effect.

4.7 No Material Misstatements. No information, exhibit, statement, or report furnished to the Agent or any Lender by or at the direction of the Borrower in connection with this Agreement or any other Loan Document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date made or deemed made; provided that, with respect to projected financial information, it represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

4.8 Liabilities, Litigation, and Restrictions. Other than as reflected in the Financial Statements of the Borrower prepared as of September 30, 2009 or as listed on Schedule 4.8 under the heading “Liabilities, the Borrower has no liabilities, direct, or contingent, which may materially and adversely affect its business or operations or its ownership of its Property. Except as set forth under the heading “Litigation” on Schedule 4.8, no litigation or other action of any nature affecting the Borrower is pending before any Governmental Authority or, to the best knowledge of the Borrower, threatened against or affecting the Borrower which might reasonably be expected to result in any impairment of its ownership of any of its Property or have a Material Adverse Effect.

4.9 Authorizations; Consents. Except as expressly contemplated by this Agreement, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize or is otherwise required in connection with the valid execution and delivery by the Borrower of the Loan Documents to which it is a party or any instrument contemplated hereby, the repayment by the Borrower of the Notes and interest and fees provided in the Notes and this Agreement, or the performance by the Borrower of the Obligations.

4.10 Compliance with Laws. The Borrower and its Property are in compliance in all material respects with all applicable Requirements of Law, including Environmental Laws and ERISA.

4.11 ERISA. The Borrower does not maintain, nor has it maintained, any Plan. The Borrower does not currently contribute to or have any obligation to contribute to or otherwise have any liability with respect to any Plan.

4.12 Environmental Laws. Except as would not have a Material Adverse Effect:

(a) no Property of the Borrower, or, to the knowledge of the Borrower, Property of others adjacent to Property of the Borrower, is currently on or has ever been on any federal or state list of Superfund Sites;

(b) no Hazardous Substances have been generated, transported, and/or disposed of by the Borrower at a site which was, at the time of such generation, transportation, and/or disposal, or has since become, a Superfund Site;

(c) except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by the Borrower or from, affecting, or related to any Property of the Borrower has occurred; and

(d) no Environmental Complaint has been received by the Borrower.

4.13 Compliance with Federal Reserve Regulations. No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

4.14 Investment Company Act Compliance. The Borrower is not, nor is the Borrower directly or indirectly controlled by or acting on behalf of any Person which is, an “investment company” or an “affiliated person” of an “investment company” within the meaning of the Investment Company Act of 1940.

4.15 Proper Filing of Tax Returns; Payment of Taxes Due. The Borrower has duly and properly filed its United States income tax information returns and all other tax returns which are required to be filed and has paid all taxes, if any, shown as due from the Borrower thereon, except such as are being contested in good faith and as to which adequate provisions and disclosures have been made or as could not reasonably be expected to have a Material Adverse Effect. The respective charges and reserves on the books of the Borrower with respect to taxes and other governmental charges are adequate, except as could not reasonably be expected to have a Material Adverse Effect.

4.16 Intellectual Property. The Borrower owns or is licensed to use all Intellectual Property necessary to conduct all business material to its condition (financial or otherwise), business, or operations as such business is currently conducted. No claim has been asserted or is pending by any Person with respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property; and the Borrower knows of no valid basis for any such claim. The use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to any material liability on the part of the Borrower.

4.17 Casualties or Taking of Property. Since September 30, 2009, neither the business nor any Property of the Borrower has been materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property, or cancellation of contracts, permits, or concessions by any Governmental Authority, riot, activities of armed forces or acts of God.

4.18 Locations of Borrower. The principal place of business and chief executive office of the Borrower is located at the address of the Borrower set forth in Section 9.3 or at such other location as the Borrower may have, by proper written notice hereunder, advised the Agent, provided that such other location is within a state in which appropriate financing statements from the Borrower in favor of the Agent have been filed.

4.19 Subsidiaries. Except as set forth in Schedule 4.19, the Borrower has no Subsidiaries.

4.20 Compliance with Anti-Terrorism Laws. (a) Neither the Borrower nor any Affiliate of the Borrower is in violation of any Anti-Terrorism Law or knowingly engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Neither the Borrower nor any Affiliate of the Borrower is any of the following (each a “Blocked Person”):

(i)	a Person that is listed in the annex, to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii)	a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii)	a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)	a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v)	a Person or entity that is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(vi)	a Person or entity who is affiliated with a Person or entity listed above.

(c) Neither the Borrower nor any Affiliate of the Borrower (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

(d) Neither the Borrower nor any Affiliate of the Borrower is in violation of any rules or regulations promulgated by OFAC or of any economic or trade sanctions administered and enforced by OFAC or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any rules or regulations promulgated by OFAC.

4.21 Identification Numbers. The federal taxpayer identification number of the Borrower is 98-0570897 and its organizational number with the appropriate Governmental Authority of Alberta, Canada is 2012130684.

4.22 Solvency. Immediately after the Closing and immediately following the making of the Loan, (a) the fair value of the assets of the Borrower, taken as a whole, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, taken as a whole; (b) the present fair saleable value of the property of the Borrower is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Obligation remains outstanding or unpaid, the Borrower shall:

5.1 Maintenance and Access to Records. Keep adequate records, in accordance with GAAP, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and promptly following the reasonable request of the Agent or any Lender, make such records available for inspection by the Agent or any Lender and, at the expense of the Borrower, allow the Agent or any Lender to make and take away copies thereof.

5.2 Notices of Certain Events. Deliver to the Agent, immediately upon having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by a Responsible Officer of the Borrower and setting forth the relevant event or circumstance and the steps being taken by the Borrower with respect to such event or circumstance:

(a) any Default or Event of Default;

(b) any default or event of default under any contractual obligation of the Borrower, or any litigation, investigation, or proceeding between the Borrower and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding involving the Borrower as a defendant or in which any Property of the Borrower is subject to a claim and in which the amount involved is $1,000,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;

(d) the receipt by the Borrower of any Environmental Complaint, which if adversely determined could reasonably be expected to have a Material Adverse Effect;

(e) any actual, proposed, or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Property of the Borrower following any allegation of a violation of any Requirement of Law;

(f) any Release of Hazardous Substances by the Borrower or from, affecting, or related to any Property of the Borrower or Property of others adjacent to Property of the Borrower which could reasonably be expected to have a Material Adverse Effect, except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, or the violation of any Environmental Law, or the revocation, suspension, or forfeiture of or failure to renew, any permit, license, registration, approval, or authorization which could reasonably be expected to have a Material Adverse Effect;

(g) any change in the senior management of the Borrower; and

(h) any other event or condition which could reasonably be expected to have a Material Adverse Effect.

5.3 Additional Information. Furnish to the Agent and any Lender, promptly upon the request of the Agent or any Lender, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower as the Agent or any Lender may from time to time reasonably request; and notify the Agent not less than ten Business Days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Property of the Borrower, including any change in its name or the location of its principal place of business or chief executive office; and upon the request of the Agent, execute such additional Security Documents as may be necessary or appropriate in connection therewith.

5.4 Compliance with Laws. Comply, in all material respects, with all applicable Requirements of Law, including (a) ERISA, (b) Environmental Laws, and (c) all permits, licenses, registrations, approvals, and authorizations (i) related to any natural or environmental resource or media located on, above, within, related to or affected by any Property of the Borrower, (ii) required for the performance of the operations of the Borrower, or (iii) applicable to the use, generation, handling, storage, treatment, transport, or disposal of any Hazardous Substances; and use its best efforts to cause all employees, crew members, agents, contractors, subcontractors, and future lessees (pursuant to appropriate lease provisions) of the Borrower, while such Persons are acting within the scope of their relationship with the Borrower, to comply with all such Requirements of Law as may be necessary or appropriate to enable the Borrower to so comply.

5.5 Payment of Assessments and Charges. Pay all taxes, assessments, governmental charges, rent, and other Indebtedness which, if unpaid, might become a Lien against any Property of the Borrower, except any of the foregoing being contested in good faith and as to which an adequate reserve in accordance with GAAP has been established or unless failure to pay would not have a Material Adverse Effect.

5.6 Maintenance of Existence or Qualification and Good Standing. Maintain its corporate existence or qualification and, if applicable, good standing in its jurisdiction of organization and in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted by it necessitates same.

5.7 Payment of Notes; Performance of Obligations. Pay the Notes according to the reading, tenor, and effect thereof, as modified hereby, and do and perform every act and discharge all of the other Obligations.

5.8 Further Assurances. Promptly upon written request of the Agent, cure any defects in the execution and delivery of any of the Loan Documents to which it is a party and all agreements contemplated thereby, and execute, acknowledge, and deliver to the Agent or any Lender such other assurances and instruments as shall, in the reasonable opinion of the Agent or any Lender, be necessary to fulfill the terms of the Loan Documents to which it is a party.

5.9 Initial Expenses of Agent. Upon request by the Agent, promptly reimburse the Agent for, or pay directly to such special counsel, all reasonable fees and expenses of Jackson Walker L.L.P., special counsel to the Agent, in connection with the preparation of this Agreement and all documentation contemplated hereby, the satisfaction of the conditions precedent set forth herein, the filing and recordation of Security Documents, and the consummation of the transactions contemplated in this Agreement.

5.10 Subsequent Expenses of Agent and Lenders. Upon request by the Agent, promptly reimburse the Agent (to the fullest extent permitted by law) for all third party out-of-pocket amounts reasonably expended, advanced, or incurred by or on behalf of the Agent or any Lender or to satisfy any obligation of the Borrower under any of the Loan Documents; to collect the Obligations; to ratify, amend, restate, or prepare additional Loan Documents, as the case may be; for the filing and recordation of Security Documents; to enforce the rights of the Agent or any of the Lenders under any of the Loan Documents; and to protect the Properties or business of the Borrower, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Agent and which amounts shall include (a) all court costs, (b) reasonable attorneys’ fees, (c) reasonable fees and expenses of auditors and accountants incurred to protect the interests of the Agent, (d) fees and expenses incurred in connection with the participation by the Agent and the Lenders as members of the creditors’ committee in any Insolvency Proceeding, (e) fees and expenses incurred in connection with lifting the automatic stay prescribed in §362 Title 11 of the United States Code, and (f) fees and expenses incurred in connection with any action pursuant to §1129 Title 11 of the United States Code all reasonably incurred by the Agent and the Lenders in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Prime Rate on each such amount from the date of notification that the same was expended, advanced, or incurred by the Agent or any Lender until the date it is repaid to the Agent or such Lender, with the obligations under this Section surviving the non-assumption of this Agreement in any Insolvency Proceeding and being binding upon the Borrower and/or a trustee, receiver, custodian, or liquidator of the Borrower appointed in any such case.

5.11 Maintenance and Inspection of Properties. Maintain or, to the extent that the right or obligation to do so rests with another Person, exercise commercially reasonable efforts to cause such other Person to maintain all of its tangible Properties in good repair and condition, ordinary wear and tear excepted; make or, to the extent that the right or obligation to do so rests with another Person, exercise commercially reasonable efforts to cause such other Person to make all necessary replacements thereof and operate such Properties of the Borrower in a good and workmanlike manner; and permit any authorized representative of the Agent or any Lender, upon prior notice to the Borrower, to visit and inspect, at reasonable times, any tangible Property of the Borrower.

5.12 Maintenance of Insurance. Maintain or cause to be maintained insurance with respect to its Properties and businesses against such liabilities, casualties, risks, and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect, all such insurance to be in amounts and from insurers reasonably acceptable to the Agent.

5.13 Environmental Indemnification. INDEMNIFY AND HOLD THE AGENT AND EACH OF THE LENDERS AND THEIR RESPECTIVE SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT AND AFFILIATES AND EACH TRUSTEE FOR THE BENEFIT OF THE AGENT OR THE LENDERS UNDER ANY SECURITY DOCUMENT (EACH OF THE FOREGOING AN “INDEMNITEE”) HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND

ENFORCEMENT ACTIONS OF ANY KIND, AND ALL REASONABLE COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING ATTORNEYS’ FEES AND EXPENSES), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM (A) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER, OR FROM ANY OF ITS PROPERTY, WHETHER PRIOR TO OR DURING THE TERM HEREOF, (B) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON ANY OF ITS PROPERTY, WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY IT OR ANY OF ITS PREDECESSORS IN TITLE, EMPLOYEES, AGENTS, CONTRACTORS OR SUBCONTRACTORS OR ANY OTHER PERSON AT ANY TIME OCCUPYING OR PRESENT ON SUCH PROPERTY, IN CONNECTION WITH THE HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES AT ANY TIME LOCATED OR PRESENT ON OR UNDER SUCH PROPERTY, (C) ANY RESIDUAL CONTAMINATION ON OR UNDER ANY OF ITS PROPERTY, (D) ANY CONTAMINATION OF ANY PROPERTY OR NATURAL RESOURCES ARISING IN CONNECTION WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES BY IT OR ANY OF ITS EMPLOYEES, AGENTS, CONTRACTORS, OR SUBCONTRACTORS WHILE SUCH PERSONS ARE ACTING WITHIN THE SCOPE OF THEIR RELATIONSHIP WITH IT, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW, OR (E) THE PERFORMANCE AND ENFORCEMENT OF ANY LOAN DOCUMENT OR ANY OTHER ACT OR OMISSION IN CONNECTION WITH OR RELATED TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING ANY SUCH CLAIM, LOSS, DAMAGE, LIABILITY, FINE, PENALTY, CHARGE, ADMINISTRATIVE OR JUDICIAL PROCEEDING, ORDER, JUDGMENT, REMEDIAL ACTION, REQUIREMENT, ENFORCEMENT ACTION, COST OR EXPENSE, ARISING FROM THE NEGLIGENCE (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), WHETHER SOLE OR CONCURRENT, OF ANY INDEMNITEE; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT, UNLESS ALL SUCH OBLIGATIONS HAVE BEEN SATISFIED WHOLLY IN CASH AND NOT BY WAY OF REALIZATION AGAINST ANY COLLATERAL OR THE CONVEYANCE OF ANY PROPERTY IN LIEU THEREOF, PROVIDED THAT SUCH INDEMNITY SHALL NOT EXTEND TO ANY ACT OR OMISSION BY THE AGENT OR ANY LENDER WITH RESPECT TO ANY PROPERTY SUBSEQUENT TO THE AGENT OR ANY LENDER BECOMING THE OWNER OF SUCH PROPERTY AND WITH RESPECT TO WHICH PROPERTY SUCH CLAIM, LOSS, DAMAGE, LIABILITY, FINE, PENALTY, CHARGE, PROCEEDING, ORDER, JUDGMENT, ACTION OR REQUIREMENT ARISES SUBSEQUENT TO THE ACQUISITION OF TITLE THERETO BY THE AGENT OR ANY LENDER. ALL AMOUNTS DUE UNDER THIS SECTION 5.13 SHALL BE PAYABLE ON WRITTEN DEMAND THEREFOR.

5.14 General Indemnification. INDEMNIFY AND HOLD EACH INDEMNITEE HARMLESS FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING REASONABLE COUNSEL FEES AND EXPENSES (INCLUDING THE ALLOCATED COST OF INTERNAL COUNSEL), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN ANY WAY CONNECTED WITH, OR AS A RESULT OF (A) THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE PERFORMANCE BY THE PARTIES HERETO AND THERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER AND THEREUNDER AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, (B) THE USE OF PROCEEDS OF THE LOANS OR LETTERS OF CREDIT, OR (C) ANY CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE

FOREGOING, WHETHER OR NOT ANY INDEMNITEE IS A PARTY THERETO, INCLUDING ANY SUCH LOSS, CLAIM, DAMAGE, LIABILITY OR EXPENSE ARISING FROM THE NEGLIGENCE (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), WHETHER SOLE OR CONCURRENT, OF ANY INDEMNITEE; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT. ALL AMOUNTS DUE UNDER THIS SECTION 5.22 SHALL BE PAYABLE ON WRITTEN DEMAND THEREFOR.

5.15 Evidence of Compliance with Anti-Terrorism Laws. The Borrower shall deliver to the Agent and any Lender any certification or other evidence requested from time to time by the Agent or such Lender, in their reasonable discretion, confirming compliance by the Borrower with the provisions of Section 5.15.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Obligation remains outstanding or unpaid, the Borrower will not:

6.1 Indebtedness. Create, incur, assume, or suffer to exist any Indebtedness, whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to (a) the Obligations, (b) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 60 days beyond invoice date or are being contested in good faith and as to which such reserve as is required by GAAP has been made, (c) until repayment thereof with proceeds of the Loan, the Convertible Debentures, (d) Indebtedness incurred with respect to all or a portion of the purchase price of Property acquired in the ordinary course of business not exceeding $500,000 in the aggregate for the Borrower on a consolidated basis with its Subsidiaries, (e) other unsecured Indebtedness or Indebtedness secured by a Permitted Lien not exceeding, in the aggregate at any time, $100,000 for the Borrower on a consolidated basis with its consolidated Subsidiaries or (f) obligations of the Borrower with respect to the Gastar USA Facility.

6.2 Contingent Obligations. Create, incur, assume, or suffer to exist any Contingent Obligation; provided, however, the foregoing restriction shall not apply to (a) performance guarantees, performance surety or other bonds or endorsements of items deposited for collection, in each case provided in the ordinary course of business, (b) trade credit incurred or operating leases entered into in the ordinary course of business or (c) the Borrower’s guarantee of payment of the Gastar USA Facility.

6.3 Liens. Create, incur, assume, or suffer to exist any Lien on any of its Property, whether now owned or hereafter acquired; provided, however, the foregoing restriction shall not apply to (a) Permitted Liens or (b) the Lien of the First Lien Pledge.

6.4 Sales of Assets. Sell, transfer, or otherwise dispose of, any Property of the Borrower, whether now owned or hereafter acquired, or enter into any agreement to do so; provided, however, the foregoing restriction shall not apply to sales of Property of the Borrower permitted under the terms of the Gastar USA Facility.

6.5 Leasebacks. Enter into any agreement to sell or transfer any Property and thereafter rent or lease as lessee such Property or other Property intended for the same use or purpose as the Property sold or transferred.

6.6 Sale or Discount of Receivables. Except to minimize losses on bona fide debts previously contracted, discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of its notes receivable or accounts receivable.

6.7 Loans or Advances. Make or agree to make or allow to remain outstanding any loans or advances to any Person; provided, however, the foregoing restriction shall not apply to advances or extensions of credit permitted under the terms of the Gastar USA Facility.

6.8 Investments. Make or acquire Investments in, or purchase or otherwise acquire all or substantially all of the assets of, any Person; provided, however, the foregoing restriction shall not apply to the purchase or acquisition of Investments permitted under the terms of the Gastar USA Facility.

6.9 Dividends and Distributions. Declare, pay or make, whether in cash or Property of the Borrower, any dividend or distribution on, or purchase, redeem or otherwise acquire for value, any of its equity interests; provided, however, for the avoidance of doubt, the foregoing prohibition shall not apply to the use of the proceeds of the Loan to repay the Convertible Debentures; and provided, further, that, so long as no Default or Event of Default exists or would result therefrom, the foregoing restriction shall not apply to (a) dividends paid in equity interests, (b) the purchase, redemption or other acquisition for value of any equity interests of the Borrower held by any current or former director or employee of the Borrower pursuant to any director or employee equity subscription agreement or plan, stock option agreement or similar agreement or plan, provided that the aggregate price paid for all such purchased, redeemed or acquired equity interests may not exceed $500,000 in any calendar year, plus the amount of any such allowance not used in any prior calendar year, or (c) the acquisition of equity interests in the Borrower by the Borrower in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise.

6.10 Changes in Structure. Enter into any transaction of consolidation, merger or amalgamation; or liquidate, wind up or dissolve (or suffer any liquidation or dissolution); provided, however, that the foregoing shall not restrict any domestication, merger, consolidation or amalgamation involving the Borrower undertaken for the primary purpose of causing the Borrower to continue its existence as, or causing its successor to be, a corporation formed and subject to the corporate laws of either the State of Delaware or the State of Texas, provided that the effect of such transaction is that all debts, liabilities and duties of the Borrower, or its corporate successor, shall remain attached to the Borrower, or its corporate successor, and may be enforced to the same extent as such debts, liabilities and duties had originally been incurred or contracted by the Borrower in its capacity as a corporation incorporated under the laws of the Province of Alberta, Canada, and all rights of creditors of the Borrower and liens upon any property of the Borrower shall be preserved unimpaired.

6.11 Transactions with Affiliates. Directly or indirectly, enter into any transaction (including the sale, lease, or exchange of Property or the rendering of service) with any of its

Affiliates (other than transactions entered into in the normal course of business between the Borrower and a Subsidiary of the Borrower not otherwise prohibited hereunder), other than upon fair and reasonable terms no less favorable than could be obtained in an arm’s length transaction with a Person which was not an Affiliate.

6.12 Lines of Business. Except as permitted under the terms of the Gastar USA Facility, expand, on its own or through any Subsidiary, into any line of business other than those in which the Borrower is engaged as of the date hereof.

6.13 Plan Obligation. Assume or otherwise become subject to an obligation to contribute to or maintain any Plan or acquire any Person which has at any time had an obligation to contribute to or maintain any Plan.

6.14 Anti-Terrorism Laws. The Borrower shall not, and shall not permit any of its Affiliates to, (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to Executive Order No. 13224; (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, (i) any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act, or (ii) any prohibitions set forth in the rules or regulations issued by OFAC or any sanctions against targeted foreign countries, terrorism sponsoring organizations, and international narcotics traffickers based on United States foreign policy.

ARTICLE VII

EVENTS OF DEFAULT

7.1 Enumeration of Events of Default. Any of the following events shall constitute an Event of Default:

(a) default shall be made in the payment when due of any installment of principal or interest under this Agreement or the Notes or in the payment when due of any fee or other sum payable under any Loan Document and such default shall continue unremedied for five days;

(b) default shall be made by the Borrower in the due observance or performance of any of its obligations under the Loan Documents, and, as to compliance with the obligations of the Borrower under Article V (other than Section 5.7), such default shall continue for ten days after the earlier of notice thereof to the Borrower by the Agent or knowledge thereof by the Borrower;

(c) any representation or warranty made by the Borrower in any of the Loan Documents proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate, or data furnished or made to the Agent or any Lender in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

(d) default shall be made by the Borrower (as principal or guarantor or other surety) in the payment or performance of any bond, debenture, note, or other Indebtedness in excess of $500,000 in the aggregate, including the Gastar USA Facility, or under any credit agreement, loan agreement, indenture, promissory note, or similar agreement or instrument executed in connection with any of the foregoing, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto;

(e) the Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding, (iii) make a general assignment for the benefit of creditors of all or substantially all of its assets, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;

(f) an order, judgment, or decree shall be entered against the Borrower by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian or liquidator of it or all or any substantial part of its assets, and such order, judgment, or decree shall not be dismissed or stayed within 60 days;

(g) the levy against any significant portion of the Property of the Borrower, or any execution, garnishment, attachment, sequestration or other writ or similar proceeding in an amount in excess of $1,000,000 which is not permanently dismissed or discharged within 60 days after the levy;

(h) a final and non-appealable order, judgment, or decree shall be entered against the Borrower for money damages and/or Indebtedness due in an amount in excess of $1,000,000, and such order, judgment, or decree shall not be dismissed or stayed within 60 days or is not fully covered by insurance;

(i) any charges are filed or any other action or proceeding is instituted by any Governmental Authority against the Borrower under the Racketeering Influence and Corrupt Organizations Statute (18 U.S.C. §1961 et seq.), the result of which could be the forfeiture or transfer of any material Property of the Borrower subject to a Lien in favor of the Agent without (i) satisfaction or provision for satisfaction of such Lien or (ii) such forfeiture or transfer of such Property being expressly made subject to such Lien;

(j) the Borrower shall have (i) concealed, removed, or diverted, or permitted to be concealed, removed, or diverted, any part of its Property, with intent to hinder, delay, or defraud its creditors or any of them, (ii) made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance, or similar law with intent to hinder, delay or defraud its creditors, (iii) made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid with intent to hinder, delay or defraud its creditors, or (iv) shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within 60 days from the date thereof;

(k) any Security Document shall for any reason not, or cease to, create valid and perfected first-priority Liens against the Property of the Borrower purportedly covered thereby, except to the extent permitted by this Agreement;

(l) the Borrower contests in any manner the validity or enforceability of any provision of any Loan Document, or denies that it has any liability under any Loan Document; or

(m) the Borrower purports to revoke, terminate or rescind any Loan Document or any provision of any Loan Document.

7.2 Remedies. (a) Upon the occurrence of an Event of Default specified in Section 7.1(e) or Section 7.1(f), immediately and without notice, all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower.

(b) Upon the occurrence of any Event of Default other than those specified in Section 7.1(e) or Section 7.1(f), the Agent may and, upon the request of the Required Lenders, shall, by notice in writing to the Borrower, declare all Obligations immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower.

(c) Upon the occurrence of any Event of Default, the Lenders, with the oral consent of the Required Lenders (confirmed promptly in writing), and the Agent, in accordance with the terms hereof, may, in addition to the foregoing in this Section 7.2, exercise any or all of their rights and remedies provided by law or pursuant to the Loan Documents.

ARTICLE VIII

THE AGENT

8.1 Appointment. Each Lender hereby designates and appoints the Agent as the agent of such Lender under this Agreement and the other Loan Documents. Each Lender authorizes the Agent, as the agent for such Lender, to take such action on behalf of such Lender under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities except those expressly set forth herein or in any other Loan Document or any fiduciary relationship with any Lender; and no implied covenants, functions, responsibilities, duties, obligations, or liabilities on the part of the Agent shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

8.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) required to initiate or conduct any litigation or collection proceedings hereunder, except with the concurrence of the Required Lenders and contribution by each Lender of its Percentage Share of costs reasonably expected by the Agent to be incurred in connection therewith, (b) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for gross negligence or willful misconduct of the Agent or such Person), or (c) responsible in any manner to any Lender for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

8.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless and until a written notice of assignment, negotiation, or transfer thereof shall have been received by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and contribution by each Lender of its Percentage Share of costs reasonably expected by the Agent to be incurred in connection therewith. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders. Such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes. In no event shall the Agent be required to take any action that exposes the Agent to personal liability or that is contrary to any Loan Document or applicable Requirement of Law.

8.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, subject to the provisions of Section 7.2, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. In the event that the officer of the Agent primarily responsible for the lending relationship with the Borrower or the officer of any Lender primarily responsible for the lending relationship with the Borrower becomes aware that a Default or Event of Default has occurred and is continuing, the Agent or such Lender, as the case may be, shall use its good faith efforts to inform the other Lenders and/or the Agent, as the case may be, promptly of such occurrence. Notwithstanding the preceding sentence, failure to comply with the preceding sentence shall not result in any liability to the Agent or any Lender.

8.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any other Lender nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to such Lender and that no act by the Agent or any other Lender hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent or any Lender to any other Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, condition (financial and otherwise) and creditworthiness of the Borrower and the value of the Properties of the Borrower and has made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, condition (financial and otherwise) and creditworthiness of the Borrower and the value of the Properties of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial and otherwise), or creditworthiness of the Borrower or the value of the Properties of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7 Indemnification. EACH LENDER AGREES TO INDEMNIFY THE AGENT AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT AND AFFILIATES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER AND WITHOUT LIMITING THE OBLIGATION OF THE BORROWER TO DO SO), RATABLY ACCORDING TO THE PERCENTAGE SHARE OF SUCH LENDER, FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES,

DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND WHATSOEVER WHICH MAY AT ANY TIME (INCLUDING ANY TIME FOLLOWING THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT) BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OTHER DOCUMENT CONTEMPLATED OR REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY ACTION TAKEN OR OMITTED BY THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES UNDER OR IN CONNECTION WITH ANY OF THE FOREGOING, INCLUDING ANY LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS IMPOSED, INCURRED OR ASSERTED AS A RESULT OF THE NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES; PROVIDED THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT OF ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING SOLELY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES. THE AGREEMENTS IN THIS SECTION 8.7 SHALL SURVIVE THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

8.8 Restitution. Should the right of the Agent or any Lender to realize funds with respect to the Obligations be challenged and any application of such funds to the Obligations be reversed, whether by Governmental Authority or otherwise, or should the Borrower otherwise be entitled to a refund or return of funds distributed to the Lenders in connection with the Obligations, the Agent or such Lender, as the case may be, shall promptly notify the Lenders of such fact. Not later than Noon, Central Standard or Central Daylight Savings Time, as the case may be, of the Business Day following such notice, each Lender shall pay to the Agent an amount equal to the ratable share of such Lender of the funds required to be returned to the Borrower. The ratable share of each Lender shall be determined on the basis of the percentage of the payment all or a portion of which is required to be refunded originally distributed to such Lender, if such percentage can be determined, or, if such percentage cannot be determined, on the basis of the Percentage Share of such Lender. The Agent shall forward such funds to the Borrower or to the Lender required to return such funds. If any such amount due to the Agent is made available by any Lender after Noon, Central Standard or Central Daylight Savings Time, as the case may be, of the Business Day following such notice, such Lender shall pay to the Agent (or the Lender required to return funds to the Borrower, as the case may be) for its own account interest on such amount at a rate equal to the Federal Funds Rate for the period from and including the date on which restitution to the Borrower is made by the Agent (or the Lender required to return funds to the Borrower, as the case may be) to but not including the date on which such Lender failing to timely forward its share of funds required to be returned to the Borrower shall have made its ratable share of such funds available.

8.9 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from, and generally engage in any kind of business with the Borrower as though the Agent were not the agent hereunder. With respect to any Note issued to the Lender serving as the Agent, the Agent shall have the same rights and powers under this Agreement as a Lender and may exercise such rights and powers as though it were not the Agent. The terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

8.10 Successor Agent. The Agent may resign as Agent upon ten days’ notice to the Lenders and the Borrower. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, Lenders for which the Percentage Shares aggregate in excess of fifty percent (50%) shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent. The term “Agent” shall mean such successor agent effective upon its appointment. The rights, powers, and duties of the former Agent as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After the removal or resignation of any Agent hereunder as Agent, the provisions of this Article VIII and those of any Section hereof relating to the Agent, including Section 5.12, Section 5.13, Section 5.15 and Section 5.16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

8.11 Applicable Parties. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have any rights as a third party beneficiary or otherwise under any of the provisions of this Article. In performing functions and duties hereunder and under the other Loan Documents, the Agent shall act solely as the agent of the Lenders and does not assume, nor shall it be deemed to have assumed, any obligation or relationship of trust or agency with or for the Borrower or any legal representative, successor, and assign of the Borrower.

ARTICLE IX

MISCELLANEOUS

9.1 Assignments; Participations. (a) The Borrower may not assign any of its rights or obligations under any Loan Document without the prior consent of the Agent and the Lenders.

(b) With the consent of the Agent and, so long as there exists no Default or Event of Default, the Borrower (which shall not be unreasonably withheld in either case), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement pursuant to an Assignment Agreement. Any such assignment shall be in the amount of at least $1,000,000 (or any whole multiple of $1,000,000 in excess thereof), unless the relevant assignment is to an affiliate of the assigning Lender or is an assignment of the entire Commitment of the assigning Lender. The assignee shall pay to the Agent a transfer fee in the amount of $2,500 for each such assignment. Any such assignment shall become effective upon the execution and delivery to the Agent of the Assignment Agreement and the consent of the Agent. Promptly following receipt of an executed Assignment Agreement, the Agent shall send to the Borrower a copy of such executed Assignment Agreement. Promptly following receipt of such executed Assignment Agreement, the Borrower shall execute and deliver, at its own expense, new Notes to the assignee and, if applicable, the assignor, in accordance with their respective interests, whereupon the prior Notes of the assignor and, if applicable, the assignee, shall be canceled and returned to the Borrower. Upon the effectiveness of any assignment pursuant to this Section 9.1(b), the assignee will become a “Lender,” if not already a “Lender,” for all purposes of the Loan Documents, and the assignor shall be relieved of its obligations hereunder to the extent of such assignment. If the assignor no longer holds any rights or obligations under this Agreement, such assignor shall cease to be a “Lender” hereunder, except that its rights under Section 5.10, Section 5.12 and Section 5.13, shall not be affected. On the last Business Day of each month during which an assignment has become effective pursuant to this Section 9.1(b), the Agent shall prepare a new Exhibit II giving effect to all such assignments effected during such month and will promptly provide a copy thereof to the Borrower and each Lender.

(c) Each Lender may transfer, grant, or assign participations in all or any portion of its interests hereunder to any Person pursuant to this Section 9.1(c), provided that such Lender shall remain a “Lender” for all purposes of this Agreement and the Transferee of such participation shall not constitute a “Lender” hereunder. In the case of any such participation, the participant shall not have any rights under any Loan Document, the rights of the participant in respect of such participation to be against the granting Lender as set forth in the agreement with such Lender creating such participation, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation. Each agreement creating a participation must include an agreement by the participant to be bound by the provisions of Section 8.3, Section 8.6 and Section 8.7.

(d) The Lenders may furnish any information concerning the Borrower in the possession of the Lenders from time to time to assignees and participants and prospective assignees and participants.

(e) Notwithstanding anything in this Section to the contrary, any Lender may assign and pledge all or any of its Notes or any interest therein to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve System and/or such Federal Reserve Bank. No such assignment or pledge shall release the assigning or pledging Lender from its obligations hereunder.

(f) Notwithstanding any other provisions of this Section, no transfer or assignment of the interests or obligations of any Lender or grant of participations therein shall be permitted if such transfer, assignment, or grant would require the Borrower to file a registration statement with the Securities and Exchange Commission or any successor Governmental Authority or qualify the Loans under the “Blue Sky” laws of any state.

9.2 Survival of Representations, Warranties, and Covenants. All representations and warranties of the Borrower and all covenants and agreements herein made shall survive the execution and delivery of the Notes and the Security Documents and shall remain in force and effect so long as any Obligation is outstanding or any Commitment exists.

9.3 Notices and Other Communications. Except as to oral notices expressly authorized herein, which oral notices shall be confirmed in writing, all notices, requests, and communications hereunder shall be in writing (including by telecopy). Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, when deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of facsimile notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows:

(a) if to the Agent, to:

Amegy Bank National Association

4400 Post Oak Parkway

4th Floor

Houston, Texas 77027

Attention: Mark A. Serice

Facsimile: (713) 561-0345

or for notice by mail, to:

P.O. Box 27459

Houston, Texas 77227-7459

Attention: Mark A. Serice

(b) if to any Lender, to the address, including facsimile number, of such Lender reflected on Exhibit II or any replacement thereof.

(c) if to the Borrower, to:

Gastar Exploration, Ltd.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

Attention: Chief Financial Officer

Facsimile: (713) 739-0458

Any party may, by proper written notice hereunder to the others, change the individuals or addresses to which such notices to it shall thereafter be sent.

9.4 Parties in Interest. Subject to the restrictions on changes in structure set forth in Section 6.10 and other applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of the Borrower, the Agent, or the Lenders shall be binding upon and inure to the benefit of the Borrower, the Agent, or the Lenders, as the case may be, and their respective legal representatives, successors, and assigns.

9.5 Renewals; Extensions. All provisions of this Agreement relating to the Notes shall apply with equal force and effect to each promissory note hereafter executed which in whole or in part represents a renewal or extension of any part of the Indebtedness of the Borrower under this Agreement, the Notes, or any other Loan Document.

9.6 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Agent, the Lenders and the Borrower. No other Person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms.

9.7 No Waiver; Rights Cumulative. No course of dealing on the part of the Agent or the Lenders or their officers or employees, nor any failure or delay by the Agent or the Lenders with respect to exercising any of their rights under any Loan Document shall operate as a waiver thereof. The rights of the Agent and the Lenders under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right. Neither the making of any Loan nor the issuance of any Letter of Credit shall constitute a waiver of any of the covenants, warranties, or conditions of the Borrower contained herein. In the event the Borrower is unable to satisfy any such covenant, warranty, or condition, the making of the Loan shall not have the effect of precluding the Agent or the Lenders from thereafter declaring such inability to be an Event of Default as hereinabove provided.

9.8 Survival Upon Unenforceability. In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of any Loan Document or of any other instrument referred to herein or executed in connection with such Obligations.

9.9 Amendments; Waivers. Neither this Agreement nor any provision hereof may be amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge, or termination is sought. Subject to the preceding sentence, any provision of this Agreement or any other Loan Document may be amended, modified or waived by the Borrower and the Required Lenders; provided that, notwithstanding any provision of this Agreement to the contrary, (a) no amendment, modification or waiver which extends the Maturity Date, forgives the principal amount of any Indebtedness of the Borrower outstanding under this Agreement or interest thereon or fees owing under this Agreement, releases any guarantor of such Indebtedness, releases all or substantially all of the Property of the Borrower subject to the Security Documents, reduces the interest rate applicable to the Loan Balance or the fees payable to the Lenders generally, affects this Section 9.9 or modifies the definition of “Required Lenders” shall be effective without the unanimous consent of all Lenders; (b) no amendment, modification or waiver which increases the Percentage Share of any Lender shall be effective without the consent of such Lender; and (c) no amendment, modification or waiver which modifies the rights, duties or obligations of the Agent shall be effective without the consent of the Agent.

9.10 Controlling Agreement. In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

9.11 Disposition of Collateral. Notwithstanding any term or provision, express or implied, in any of the Security Documents, the realization, liquidation, foreclosure, or any other disposition on or of any or all of the Property of the Borrower subject to the Security Documents shall be in the order and manner and determined in the sole discretion of the Agent; provided, however, that in no event shall the Agent violate applicable law or exercise rights and remedies other than those provided in such Security Documents or otherwise existing at law or in equity.

9.12 Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW.

9.13 Waiver of Right to Jury Trial. THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE AGENT OR ANY LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION 9.13 ARE A MATERIAL INDUCEMENT FOR THE AGENT AND EACH OF THE LENDERS TO ENTER INTO THIS AGREEMENT.

9.14 Waiver of Class Action. THE BORROWER WAIVES THE RIGHT TO LITIGATE ANY CLAIM, DISPUTE OR CONTROVERSY WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AS A CLASS ACTION, EITHER AS A MEMBER OF A CLASS OR AS A REPRESENTATIVE, OR TO ACT AS A PRIVATE ATTORNEY GENERAL.

9.15 Jurisdiction and Venue. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE AGENT, IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. IN SUCH REGARD, THE BORROWER HEREBY SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE AGENT OR ANY LENDER IN ACCORDANCE WITH THIS SECTION.

9.16 Integration. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND THERETO WITH RESPECT TO THE SUBJECT HEREOF AND THEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT AMONG THE PARTIES HERETO AND THERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, INCLUDING ANY TERM SHEET PROVIDED TO THE BORROWER BY THE AGENT OR ANY LENDER. FURTHERMORE, IN THIS REGARD, THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

9.17 Waiver Of Punitive And Consequential Damages. EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT IT MAY LAWFULLY AND EFFECTIVELY DO SO, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY DISPUTE BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.17.

9.18 Counterparts. For the convenience of the parties, this Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same Agreement. In this regard, each of the parties hereto acknowledges that a counterpart of this Agreement containing a set of counterpart execution pages reflecting the execution of each party hereto shall be sufficient to reflect the execution of this Agreement by each party hereto.

9.19 USA Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act.

9.20 Tax Shelter Regulations. The Borrower does not intend to treat the Loans and related transactions hereunder and under the other Loan Documents as a “reportable transaction” (within the meanings under current Treasury Regulation Section 1.6011-4 and Proposed Treasury Regulation Section 1.6011-4, promulgated on November 1, 2006). In the event the Borrower determines to take any action inconsistent with the foregoing statement, it will promptly notify the Agent thereof. If the Borrower so notifies the Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans and related transactions hereunder and under the other Loan Documents as part of a transaction that is subject to current Treasury Regulation Section 301.6112-1 or Proposed Treasury Regulation Section 301.6112-1, promulgated on November 1, 2006, and, in such case, such Lender or Lenders, as applicable, will maintain the lists and other records required, if any, by such Treasury Regulations.

(Signatures appear on following pages)

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

BORROWER:

GASTAR EXPLORATION, LTD.

By:	/s/ MICHAEL A. GERLICH
Michael A. Gerlich
Vice President and Chief Financial Officer

(Signatures continue on following page)

AGENT:

AMEGY BANK NATIONAL ASSOCIATION, as Agent

By:	/s/ MARK A. SERICE
Mark A. Serice
Vice President

LENDER:

AMEGY BANK NATIONAL ASSOCIATION

By:	/s/ MARK A. SERICE
Mark A. Serice
Vice President

(Signatures continue on following page)

LENDER:

BANK OF MONTREAL

By:	/s/ JAMES WHITMORE
James Whitmore
Managing Director

LENDER:

IBERIABANK FSB

By:	/s/ W. BRYAN CHAPMAN
W. Bryan Chapman
Executive Vice President

Schedule 4.8

LIABILITIES AND LITIGATION

Liabilities:

None.

Litigation:

In the following text, the term “Company” means the Borrower and/or its applicable Subsidiaries.

Litigation

Navasota Resources L.P. (“Navasota”) vs. First Source Texas, Inc., First Source Gas L.P. (now Gastar Exploration Texas LP) and Gastar Exploration Ltd. (Cause No. 0-05-451) District Court of Leon County, Texas 12th Judicial District. This lawsuit, dated October 31, 2005, contends that the Company breached Navasota’s preferential right to purchase 33.33% of the Company’s interest in certain natural gas and oil leases located in Leon and Robertson Counties and sold to Chesapeake Energy Corporation pursuant to a transaction closed November 4, 2005. The preferential right claimed is under an operating agreement dated July 7, 2000. The Company contends, among other things, that Navasota neither properly nor timely exercised any preferential right election it may have had with respect to the inter-dependent Chesapeake transaction. In July 2006, the District Court of Leon County, Texas issued a summary judgment in favor of the Company and Chesapeake. Navasota filed a Notice of Appeal to the Tenth Court of Appeals in Waco. Oral argument was heard on September 26, 2007 and the Court of Appeals issued its opinion on January 9, 2008 reversing the trial court’s rulings, rendering judgment in favor of Navasota on its claims for breach of contract and specific performance, and remanding the case for further proceedings on Navasota’s other counts, which include claims for suit to quiet title, trespass to try title, tortious interference with contract, conversion, money had and received, and declaratory relief. The Company and Chesapeake filed a motion for rehearing on February 6, 2008, which was denied on March 18, 2008. The Company and Chesapeake filed a joint Petition for Review in the Texas Supreme Court on May 13, 2008. On August 28, 2008, the Texas Supreme Court requested briefing on the merits. On January 9, 2009, the Texas Supreme Court denied the Petition for Review. On January 26, 2009, the Company and Chesapeake jointly filed a motion for rehearing in the Texas Supreme Court on its denial of the Petition for Review. On April 24, 2009, the Texas Supreme Court denied the Petition for Review.

Pursuant to a provision in the November 4, 2005 Purchase and Sale and Exploration Development Agreement with Chesapeake, Chesapeake acknowledged the existence of the Navasota lawsuit and claims and further agreed that if Navasota were to prevail on its claims, that Chesapeake would convey the affected interests it purchased from the Company to Navasota upon receipt of the purchase price and/or other consideration paid by Navasota. Therefore, the Company believes that if Navasota seeks to exercise rights of specific performance, its doing so should impact only Chesapeake’s assigned leasehold interests. However, in December 2008, Chesapeake stated to the Company that if the Texas Supreme Court were not to reverse the

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decision of the Tenth Court of Appeals, Chesapeake would seek rescission of the 2005 transaction and restitution of consideration paid. Chesapeake may assert such rescission and restitution as to the November 4, 2005 Purchase and Sale and Exploration Development Agreement; a November 4, 2005 Exploration and Development Agreement; and a November 4, 2005 Common Share Purchase Agreement. In its December 2008 communication, Chesapeake did not identify particular sums as to which it may seek restitution, but amounts paid to the Company in connection with the 2005 transaction could be asserted to include the $76.0 million paid by Chesapeake for the purchase of 27.2 million common shares as part of the transaction in 2005 and/or other amounts. Chesapeake recently amended its Answer to include cross-claims and counterclaims, including a claim for rescission.

On or about June 9, 2009, Navasota filed and served its Fourth Amended Petition, essentially re-pleading its previously-asserted claims against the Company and Chesapeake. Navasota has also requested information relative to exercising its preferential right to purchase the affected interests. In addition, while the Navasota Resources litigation is pending, it is possible that expenditures incurred, or authorizations for proposed expenditures, for drilling activities on leases which include the disputed interest may remain unpaid or not be authorized by the non-operators asserting competing ownership rights, which could require the Company to either fund a disproportionate amount of drilling costs at its own risk or postpone its drilling program on affected leases. The Company intends to vigorously defend all claims asserted in the suit.

Craig S. Tillotson v. S. David Plummer 2nd, Spencer Plummer 3rd, Tony Ferguson, John Parrott, Thomas Robinson, GeoStar Corporation, First Source Wyoming, Inc. GeoStar Financial Services Corporation, Gastar Exploration Ltd., Zeus Investments, LLC and John Does 1-10 (Civil No. 080412334). This lawsuit was filed on July 7, 2008 in Utah state court by Craig S. Tillotson (“Tillotson”), in which he alleges that he was fraudulently induced to invest in a mare leasing program operated by Classic Star LLC, (“ClassicStar”) a subsidiary of GeoStar Corporation (“GeoStar”), on the basis of certain verbal representations, and to convert interests in that program into shares of a working interest in the Powder River Basin. Tillotson asserts causes of action against all defendants including common law fraud, fraudulent inducement, statutory securities fraud under Utah state law, civil conspiracy, and negligent misrepresentation, and asserts certain additional causes of action only against GeoStar, a GeoStar affiliate, and David and Spencer Plummer. The Company has not been served and has not yet answered or otherwise responded. The Company intends to vigorously defend the suit.

Fridkin-Kaufman Ltd. v. Gastar Exploration Texas L.P. f/k/a First Source Gas L.P., Gastar Exploration Ltd., First Texas Gas, L.P., First Source Texas, Inc., Gastar Exploration Texas, Inc. f/k/a First Texas Development, Inc., and Navasota Resources, Ltd. f/k/a Navasota Resources, Inc.; in the District Court of Harris County, Texas, 281st Judicial District (Case No. 2008-74765). This lawsuit was filed on December 19, 2008, alleging that the defendants failed to properly pay royalty on production from the Fridkin-Kaufman #1 well in Leon County, Texas during the period September 2004 to present. Plaintiff seeks damages of approximately $463,000, plus interest and attorney’s fees. The Company answered denying all claims. This matter was settled very recently at mediation on terms favorable to the Company.

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In re ClassicStar Mare Lease Litigation and Gregory R. Raifman, individually and as Trustee of the Raifman Family Revocable Trust Dated 7/2/03, Susan Raifman, individually and as Trustee of the Raifman Family Revocable Trust Dated 7/2/03, and Gekko Holdings, LLC, d/b/a Gekko Breeding and Racing v. ClassicStar LLC, ClassicStar Farms, LLC, Strategic Opportunity Solutions, LLC d/b/a Buffalo Ranch, GeoStar Corporation, S. David Plummer, Spencer D. Plummer III, Tony Ferguson, Thomas Robinson, John Parrot, Karren Hendrix, Stagg Allen & Company, P.C. f/k/a Karren Hendrix & Associates, P.C., Terry L. Green, ClassicStar Farms, Inc., Gastar Exploration, Ltd. and Does 1-1,000; In the United States District Court for the Eastern District of Kentucky (Cause No. 5:07-cv-347-JMH, Master File No. 5:07-cv-353-JMH). This lawsuit was filed on February 2, 2009 in federal court in Kentucky as part of a multi-district litigation proceeding, naming the Company as one of the several defendants. The plaintiffs allege that they were induced to participate in a mare leasing program operated by the defendants, and had been promised options to convert interests in the mare leasing program for working interests in wells or shares of Company stock owned by defendants other than the Company. The plaintiffs assert several causes of action against all defendants, including violations of the RICO Act, common law fraud, negligent misrepresentation, constructive trust, unjust enrichment, and negligence. The plaintiffs also assert additional causes of action only against the ClassicStar defendants, David and Spencer Plummer, Karren Hendrix, Terry Green, Strategic Opportunity Solutions, and Does 1-1,000. On June 5, 2009, the Company filed a motion to dismiss the suit for failure to state a claim and for want of personal and subject matter jurisdiction. The motion is pending at this time and discovery is proceeding. The Company intends to vigorously defend the suit.

In re ClassicStar Mare Lease Litigation and West Hill Farms, LLC, et al. v. ClassicStar LLC, ClassicStar Farms, LLC, ClassicStar 2004, LLC, National Equine Lending Co., LLC, New NEL, LLC, GeoStar Corp., GeoStar Equine Energy, Inc., Tony Ferguson, David Plummer, ClassicStar Thoroughbreds, LLC, Spencer Plummer, Karren Hendrix Stagg Allen & Co., Thom Robinson, John Parrot, First Equine Energy Partners, LLC, Strategic Opportunity Solutions, LLC d/b/a Buffalo Ranch, ClassicStar 2005 Powerfoal Stables, LLC, ClassicStar Farms, Inc., GeoStar Financial Services Corp., Gastar Exploration, Ltd., and John Does 1-3; In the United States District Court for the Eastern District of Kentucky (Cause No. 06-243-JMH, Master File No. 5:07-cv-353-JMH). This lawsuit was filed on February 2, 2009 in federal court in Kentucky as part of a multi-district litigation proceeding, naming the Company as one of several defendants. The plaintiffs allege that they were induced to participate in a mare leasing program operated by the defendants, and had been promised options to convert interests in the mare leasing program for working interests in wells or shares of Company stock owned by defendants other than the Company. The plaintiffs assert several causes of action against the majority of the defendants, including the Company. These causes of action include violations of the RICO Act, common law fraud, negligent misrepresentation, theft by deception, unjust enrichment, conspiracy, aiding and abetting, and fraudulent transfer. The plaintiffs also assert additional causes of action against certain defendants other than the Company for breach of contract, state and federal securities fraud, anticipatory breach, and conversion. On March 19, 2009, the Company filed a motion to dismiss the suit for failure to state a claim and for want of personal and subject matter jurisdiction. The motion is pending at this time and discovery is proceeding. The Company intends to vigorously defend the suit.

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In re ClassicStar Mare Lease Litigation and AA-J Breeding, LLC, Su-Sim, LLC, Derby Stakes, LLC, Uri Halfon, and Ora-Oli Halfon v. GeoStar Corp., GeoStar Financial Services Corp., First Source Wyoming, Inc., ClassicStar, LLC, ClassicStar Farms, LLC, ClassicStar Farms, Inc., Karren Hendrix, Stagg, Allen, & Company, P.C., f/k/a Karren, Hendrix & Assoc. P.C., Handler, Thayer, & Duggan, LLC, Thomas J. Handler, J.D., P.C., S. David Plummer, Spencer D. Plummer III, Tony Ferguson, Terry L. Green, and Gastar Exploration, Ltd.; In the United States District Court for the Eastern District of Kentucky (Cause No. 5:08-cv-79-JMH, Master File No. 5:07-cv-353-JMH). This lawsuit was filed on February 6, 2009 in federal court in Kentucky as part of a multi-district litigation proceeding, naming the Company as one of several defendants. The plaintiffs allege that they were induced to participate in a mare leasing program operated by the defendants, and had been promised options to convert interests in the mare leasing program for working interests in wells or shares of Company stock. The plaintiffs assert several causes of action against all defendants, including violations of the RICO Act, breach of contract, common law fraud, misrepresentation, constructive trust, unjust enrichment, accounting, and conversion. The plaintiffs also assert additional causes of action only against Karren Hendrix, Handler, Thayer, & Duggan, LLC, and Thomas J. Handler. On May 22, 2009, the Company filed a motion to dismiss the suit for failure to state a claim and for want of personal and subject matter jurisdiction. The motion is pending at this time and discovery is proceeding. The Company intends to vigorously defend the suit.

In re ClassicStar Mare Lease Litigation and John Goyak, Dana Goyak, John Goyak & Associates, Inc., and Jupiter Ranches, LLC, v. ClassicStar Racing Stable, LLC, ClassicStar 2003 Racing Partnership, LLC, GeoStar Financial Services Corporation, GeoStar Corporation, Private Consulting Group, Inc., S. David Plummer, Spencer Plummer, Thomas Bissmeyer, Thomas Williams, Gary Thornhill, Robert Holt, Elizabeth Holt, David Lieberman, Tony Ferguson, John Parrott, Thom Robinson, Strategic Opportunity Solutions d/b/a Buffalo Ranch, and First Source Wyoming; In the United States District Court for the Eastern District of Kentucky (Cause No. 08-cv-0053, Master File No. 5:07-cv-353-JMH). On July 15, 2009, the Court granted the plaintiffs leave to amend their pleadings in order to add the Company to the suit as one of several defendants. The plaintiffs allege that they were induced to participate in a mare leasing program operated by the defendants, and had been promised options to convert interests in the mare leasing program for working interests in wells or shares of Company stock owned by defendants other than the Company. The plaintiffs assert several causes of action including violations of the RICO Act, common law fraud, breach of contract, unjust enrichment, common law conspiracy, constructive trust, and fraud. The plaintiffs also assert additional causes of action against certain defendants other than the Company. On September 3, 2009, the Company filed a motion to dismiss the trustee’s suit for failure to state a claim and for want of personal and subject matter jurisdiction. The motion is pending at this time and discovery is proceeding. The Company intends to vigorously defend the suit.

In re ClassicStar Mare Lease Litigation and James D. Lyon, Chapter 7 Trustee of ClassicStar LLC v. Tony P. Ferguson, S. David Plummer, Spencer D. Plummer III, Shane D. Plummer, Jennifer Stahle, Boyce J. Sanderson, Thomas E. Robinson, John W. Parrott, Frederick J. Lambert, ClassicStar Farms, Inc., Tartan Business L.C., Dinosaur Enterprises, L.L.C., Cadillac Farms, Inc., ClassicStar Farms LLC, Geostar Corporation, First Source Texas, Inc., First Source Bossier, L.L.C., First Texas Gas, LP, CBM Resources Pty, Ltd., Associated

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Geophysical Services, Inc., Conquest Group Operating Company, West Virginia Development, Inc., West Virginia Gas Corporation, Squaw Creek Development, Inc., Arkoma Basin Development, Inc., Royalty Acquisition Company, BNG Producing & Drilling, Geostar Financial Corporation, Geostar Financial Services Corporation, Geostar Leasing Corporation, Conquest Exploration, Inc., First Source Wyoming, Inc., Squaw Creek, Inc., Strategic Opportunity Solutions, LLC d/b/a Buffalo Ranch, National Equine Lending Co., L.C., New NEL, LLC, First Equine Energy Partners LLC, Geostar Equine Energy, Inc., Private Consulting Group, Inc., Gastar Exploration, Ltd., Gastar Exploration USA, Inc. f/k/a First Sourcenergy Wyoming, Inc., Gastar Exploration Victoria, Inc. f/k/a First Sourcenergy Victoria, Inc., Gastar Exploration Texas, Inc. f/k/a First Texas Development, Inc., Gastar Exploration Texas LLC f/k/a Bossier Basin, LLC, Gastar Exploration Texas, LP f/k/a First Source Gas, LP, Gastar Exploration New South Wales, Inc. f/k/a First Sourcenergy Group, Inc., Gastar Exploration Power Pty, Ltd., Eastern Star Gas, Limited, Brookstone Development, Ltd., Debora D. Plummer, Viking Real Estate, L.C., Crown Jewels Limited Partnership, Woodford Thoroughbreds LLC and Does 1-100, including, but not limited to, various subsidiaries and affiliates of Geostar Corporation and various subsidiaries and affiliates of Gastar Exploration, Ltd. and various entities affiliated or associated with S. David Plummer and/or Debora D. Plummer; In the United States District Court for the Eastern District of Kentucky (Cause No. 5:09-cv-215-JMH, Master File No. 5:07-cv-353-JMH). This lawsuit was filed June 16, 2009 in federal court in Kentucky as part of a multi-district litigation proceeding. The suit, brought by the Chapter 7 liquidation bankruptcy trustee for ClassicStar, names more than 50 defendants, including the Company and seven of its subsidiaries. The trustee alleges that cash from investors in ClassicStar’s mare leasing programs was systematically diverted from ClassicStar over a six year period by various defendants, among them the former officers, directors, managers, and members of ClassicStar, with the assistance and participation of various other defendants including ClassicStar affiliates; entities controlled by ClassicStar’s former officers and affiliates; GeoStar; current or former officers or shareholders of GeoStar; and GeoStar’s subsidiaries, former subsidiaries, or formerly controlled companies, including the Company and its subsidiaries. The defendants include officers and former officers of GeoStar who also served as officers or directors of the Company and its subsidiaries, or who were Company shareholders. No current officer or director of the Company has been named as a defendant. The trustee alleges that the Company and its subsidiaries were beneficiaries of an unspecified amount of the allegedly diverted ClassicStar funds while allegedly under the control of GeoStar and its officers. The trustee further alleges that the Company and its subsidiaries, along with other defendants, aided and abetted breaches of fiduciary duties owed to ClassicStar by some of the defendants. The Company defendants, along with other defendants, are also alleged to have participated in, or were the beneficiaries of, or aided or abetted in, intentional or constructive fraudulent transfers of ClassicStar funds. The complaint also makes claims for an accounting and conversion of all funds diverted from ClassicStar by any of the defendants and makes certain additional state law claims, including claims under Utah’s UPUA law (similar to RICO), breach of contract, unjust enrichment, civil conspiracy, and alter ego. The trustee alleges that as a result of the acts complained of (including the alleged transfer of at least $330.0 million in cash from ClassicStar to various defendants), at least $1 billion in claims have been made against the ClassicStar estate. The trustee seeks damages in excess of $1 billion in compensatory damages, $330.0 million in punitive damages, costs, attorney’s fees, and interest. The lawsuit is consolidated for pretrial purposes in federal court in Kentucky as part of the previously disclosed multi-district litigation

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proceeding involving multiple actions filed by purported investors in the ClassicStar mare leasing programs, some of which name Gastar as one of several defendants. On August 19, 2009, the Company and its seven subsidiary defendants filed a motion to dismiss the trustee’s suit for failure to state a claim and for want of personal and subject matter jurisdiction. The motion is pending at this time. The Company intends to vigorously defend the suit.

In re ClassicStar Mare Lease Litigation and Stanwyck Glen Farms, LLC, Thomas E. Morello, and Denise G. Morello v. Wilmington Trust of Pennsylvania, Wilmington Trust FSB, Wilmington Trust Corp., Private Consulting Group, Inc., David S. Forman, National Equine Lending Company, LLC, GeoStar Corporation, Gastar Exploration Ltd., GeoStar Financial Services Corporation, S. David Plummer, Spencer Plummer, Tony Ferguson, and ClassicStar LLC; in the United States District Court of the Eastern District of Kentucky (Cause No. 5:09-cv-015-JMH, Master File No. 5:07-cv-353-JMH). In August 2009, the plaintiffs in this case attempted to amend their pleadings in order to add the Company to the suit as one of several defendants. The plaintiffs allege that they were induced to participate in a mare leasing program operated by the defendants, and had been promised options to convert interests in the mare leasing program for shares of Company stock owned by defendants other than the Company. The plaintiffs assert several causes of action including violations of the federal and New Jersey RICO Acts, common law fraud, unjust enrichment, common law conspiracy, constructive trust, accounting for shares, breach of contract, and fraud. The plaintiffs also assert additional causes of action against certain defendants other than the Company. The court has not granted the plaintiffs leave to amend their complaint, and as such, the complaint against the Company has not yet been filed or served, and the Company has not answered or otherwise responded. If the suit against the Company is filed, the Company intends to vigorously defend the suit. The Borrower is not yet a party to this litigation but will be made a party if the motion for leave is granted.

In re ClassicStar Mare Lease Litigation and Premiere Thoroughbreds, LLC, Greg Minor, and Stephanie Minor v. ClassicStar LLC, ClassicStar Farms Inc., New NEL LLC, ClassicStar Thoroughbreds LLC, Karren Hendrix Stagg Allen & Co., Terry L. Green, ClassicStar 2004, ClassicStar 2005 Powerfoal Stables LLC, Strategic Opportunity Solutions, LLC d/b/a Buffalo Ranch, GeoStar Corporation, First Equine Energy Partners LLC, GeoStar Equine Energy Inc., S. David Plummer, Tony P. Ferguson, John W. Parrott, Thomas E. Robinson, Spencer D. Plummer III, GeoStar Financial Services Corp., Gastar Exploration Ltd., and John Does; in the United States District Court of the Eastern District of Kentucky (Cause No. 5:07-cv-348-JMH, Master File No. 5:07-cv-353-JMH). In September 2009, the plaintiffs in this case attempted to amend their pleadings in order to add the Company to the suit as one of several defendants. The plaintiffs allege that they were induced to participate in a mare leasing program operated by the defendants and then were induced to exchange their interest in that program into units in an entity known as First Equine Energy Partners (FEEP). The FEEP units were allegedly exchangeable into shares of Gastar stock owned by GeoStar Corporation and subject to a put option provided by GeoStar Corporation. The plaintiffs assert several causes of action including violations of the federal and Florida RICO Acts, common law fraud, unjust enrichment, common law conspiracy, accounting, and negligent misrepresentation. The plaintiffs also allege securities fraud under federal and Florida law and failure to register with respect to the sale of FEEP units. The plaintiffs also assert additional causes of action against certain defendants other than the

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Company. On November 16, 2009, the court granted the plaintiffs leave to amend their complaint. The Company has not been served and has not answered or otherwise responded. If the suit against the Company is served, the Company intends to vigorously defend the suit.

Midway Land & Development Inc. v. EnCana Oil & Gas (USA), Inc. v. Navasota Resources, LTD, LLP, Alta Mesa Resources LP f/k/a Navasota Resources, Inc., and Navasota Resources LTD., LLP and Gastar Exploration Texas LP and Gastar Exploration, LTD.; In the District Court of Robertson County, Texas, 82ND Judicial District (Judge Stem), (Cause No. 08-12-18,265-CV). Gastar Exploration Texas LP and Gastar Exploration, LTD were served as a third-party defendant (“Counterclaim Defendant”) by EnCana Oil & Gas (USA), Inc. on September 8, 2009. We understand that the underlying action between Midway Land & Development Inc. and EnCana Oil & Gas (USA), Inc. has been pending since 2008. In the underlying action, Midway seeks to recover from the EnCana Defendants a 2.5% working interest on certain wells located on lands within an area of mutual interest incorporated in a Joint Operating Agreement dated July 7, 2000, between First Source Texas, Inc., as operator, and Navasota Resources, Inc. and Kentex Energy, LLC (Midway’s predecessor in interest). Under the AMI agreement, it is alleged that each of the parties has the right to acquire an interest in any lease or a mineral interest acquired by any of the other parties on land situated within the AMI (for consideration set forth in the JOA). The Gastar Defendants, among others, own or claim interest in lands that Midway contends are within the AMI. The EnCana Defendants seek declaratory relief from the Court declaring that the AMI provision in the JOA is unenforceable because it does not include a legally sufficient description of the lands within the AMI. Further, the EnCana Defendants seek to have a stipulation dated September 9, 2003 related to the AMI (the “Stipulation”) also declared unenforceable under the Statute of Frauds. It is alleged that the Stipulation provides that Kentex (Midway’s predecessor in interest) shall be vested with an undivided five percent after payout working interest in each oil and gas well located on the leases listed on Exhibit A to the Stipulation. The Gastar Defendants have answered. The Plaintiff and EnCana have indicated that they intend to add additional parties. As such, the matter is in a very preliminary state and the matter is not yet set for trial.

Garnishment writs served by Sioux Breeders, LLC. The garnishor in these matters, Sioux Breeders, LLC, obtained a $1,738,927.80 final judgment against GeoStar Financial Services Corporation (GFSC) on June 2, 2009, in Case No. 07-14823-BC, Sioux Breeders LLC v. GeoStar Financial Services Corporation, in the U.S. District Court for the Eastern District of Michigan. Sioux Breeders subsequently served a writ of garnishment out of that court on the Company, seeking disclosure of and recovery of any obligations owed by the Company to GFSC. No obligations subject to garnishment are identified in the Michigan writ. On July 31, 2009, the Company filed a motion to dismiss the Michigan writ on the grounds that the Company was not subject to personal jurisdiction in the Eastern District of Michigan. That motion, which has been briefed and argued before the court, remains pending at this time. On September 11, 2009, Sioux Breeders filed a second garnishment writ on the judgment, this time in the U.S. District Court for the Southern District of Texas. Like the Michigan writ, the Texas writ does not identify any specific Company obligations subject to garnishment. On November 2, 2009, the court in Texas granted a motion filed by the Company to dissolve the Texas writ on the grounds that it owed no obligations to GFSC that are subject to garnishment under Texas law.

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Schedule 4.19

SUBSIDIARIES

Subsidiaries of Borrower

Gastar Exploration USA, Inc.

Gastar New South Wales

Gastar Victoria

Gastar Texas Inc.

Gastar Texas LP

Gastar Texas LLC

Subsidiaries of Gastar Exploration USA, Inc.

Gastar New South Wales

Gastar Victoria

Gastar Texas Inc.

Gastar Texas LP

Gastar Texas LLC

Subsidiaries of Gastar Texas Inc.

Gastar Texas LP

Gastar Texas LLC

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EXHIBIT I

[FORM OF NOTE]

PROMISSORY NOTE

(this “Note”)

$	Houston, Texas	,

FOR VALUE RECEIVED and WITHOUT GRACE (except to the extent, if any, provided in the Credit Agreement referred to hereinafter), the undersigned (“Maker”) promises to pay to the order of                          (“Payee”), at the banking quarters of Amegy Bank National Association (in its capacity as agent for the lenders party to the Credit Agreement referred to hereinafter, the “Agent”), in Houston, Harris County, Texas, the sum of              AND     /100 DOLLARS ($            ) or so much thereof as may have been advanced against this Note and remains unpaid pursuant to the Term Loan Agreement dated November     , 2009 by and among Maker, the Agent and the lenders signatory thereto or bound thereby from time to time, including, without limitation, Payee (as amended, restated, or supplemented from time to time, the “Loan Agreement”), together with interest at the rates and calculated as provided in the Loan Agreement.

Reference is hereby made to the Loan Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the respective meanings assigned to such terms in the Credit Agreement.

This Note is issued pursuant to, is a “Note” under, and is payable as provided in the Loan Agreement. Subject to compliance with applicable provisions of the Loan Agreement, Maker may at any time pay the full amount or any part of this Note without the payment of any premium or fee, but such payment shall not, until this Note is fully paid and satisfied, excuse the payment as it becomes due of any payment on this Note provided for in the Loan Agreement.

Without being limited thereto or thereby, this Note is secured by the Security Documents.

THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW.

GASTAR EXPLORATION LTD.

By:
Michael A. Gerlich
Vice President and
Chief Financial Officer

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EXHIBIT II

PERCENTAGE SHARES

Name/Address of Lender	Percentage Share
Amegy Bank National Association 4400 Post Oak Parkway, 4th Floor Houston, Texas 77027 Attn: Mark A. Serice Facsimile: (713) 561-0345	39.47368421%

Bank of Montreal 700 Louisiana St. Suite 4400 Houston, Texas 77002 Attn: Kevin Utsey Facsimile: (713) 223-4007	39.47368421%

IBERIABANK fsb 11 E. Greenway Plaza Houston, Texas 77046 Facsimile: (713) 965-0276	21.05263158%

100.00000000%

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EXHIBIT III

[FORM OF OPINION OF ALBERTA, CANADA COUNSEL]

(See following pages)

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EXHIBIT IV

[FORM OF OPINION OF TEXAS COUNSEL]

(See following pages)

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EXHIBIT V

FORM OF

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”) is dated as of             ,         , by and between                          (the “Assignor”) and                          (the “Assignee”).

RECITALS

WHEREAS, the Assignor is a party to the Term Loan Agreement dated as of November     , 2009 (as amended, supplemented or restated from time to time, the “Loan Agreement”) by and among Gastar Exploration Ltd., an Alberta, Canada corporation (the “Borrower”), each of the lenders that is or becomes a party thereto as provided in Section 9.1(b) of the Loan Agreement (individually, together with its successors and assigns, a “Lender”, and collectively, together with their successors and assigns, the “Lenders”), and Amegy Bank National Association, a national banking association, as a Lender (in such capacity, “Amegy”) and as agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent”); and

WHEREAS, the Assignor proposes to sell, assign and transfer to the Assignee, and the Assignee proposes to purchase and assume from the Assignor, [all][a portion] of the Assignor’s Percentage Share of the Loan Balance and related rights under the Loan Agreement, all on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Definitions from Loan Agreement. All capitalized terms used but not defined herein have the respective meanings given to such terms in the Loan Agreement.

1.2 Additional Defined Terms. As used herein, the following terms have the following respective meanings:

“Assigned Interest” shall mean all of Assignor’s (in its capacity as a “Lender”) rights and obligations under the Loan Agreement and the other Loan Documents in respect of [all of] [the portion of] the Assignor’s Percentage Share of the Loan Balance in the principal amount equal to $             and any right to receive payments on such portion of the Loan Balance $             (the “Assignor’s Loan Balance”), plus the interest and fees which will accrue with respect thereto from and after the Assignment Date.

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“Assignment Date” shall mean             ,         .

1.3 References. References in this Agreement to Schedule, Exhibit, Article, or Section numbers shall be to Schedules, Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to “hereby,” “herein,” “hereinafter,” “hereinabove,” “hereinbelow,” “hereof,” “hereunder” and words of similar import shall be to this Agreement in its entirety and not only to the particular Schedule, Exhibit, Article, or Section in which such reference appears. Except as otherwise indicated, references in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding, or supplementing the statute, section, or regulation referred to. References in this Agreement to “writing” include printing, typing, lithography, facsimile reproduction, and other means of reproducing words in a tangible visible form. References in this Agreement to agreements and other contractual instruments shall be deemed to include all exhibits and appendices attached thereto and all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement. References in this Agreement to Persons include their respective successors and permitted assigns.

1.4 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

1.5 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

1.6 Negotiated Transaction. Each party to this Agreement affirms to the other that it has had the opportunity to consult, and discuss the provisions of this Agreement with, independent counsel and fully understands the legal effect of each provision.

ARTICLE II

SALE AND ASSIGNMENT

2.1 Sale and Assignment. On the terms and conditions set forth herein, effective on and as of the Assignment Date, the Assignor hereby sells, assigns and transfers to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, all of the right, title and

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interest of the Assignor in and to, and all of the obligations of the Assignor in respect of, the Assigned Interest. Such sale, assignment and transfer is without recourse and, except as expressly provided in this Agreement, without representation or warranty.

2.2 Assumption of Obligations. The Assignee agrees with the Assignor (for the express benefit of the Assignor and the Borrower) that the Assignee will, from and after the Assignment Date, assume and perform all of the obligations of the Assignor in respect of the Assigned Interest. From and after the Assignment Date: (a) the Assignor shall be released from the Assignor’s obligations in respect of the Assigned Interest, and (b) the Assignee shall be entitled to all of the Assignor’s rights, powers and privileges under the Loan Agreement and the other Loan Documents in respect of the Assigned Interest.

2.3 Required Consent. By executing this Agreement as provided below, if required in accordance with Section 9.1(b) of the Loan Agreement, each of the Agent and the Borrower hereby acknowledges notice of the transactions contemplated by this Agreement and consents to such transactions.

ARTICLE III

PAYMENTS

3.1 Payments. As consideration for the sale, assignment and transfer contemplated by Section 2.1, the Assignee shall, on the Assignment Date, assume Assignor’s obligations in respect of the Assigned Interest and pay to the Assignor an amount equal to the Assignor’s Loan Balance and all accrued and unpaid interest and fees with respect to the Assigned Interest as of the Assignment Date. Except as otherwise provided in this Agreement, all payments hereunder shall be made in Dollars and in immediately available funds, without setoff, deduction or counterclaim.

3.2 Allocation of Payments. The Assignor and the Assignee agree that (i) the Assignor shall be entitled to any payments of principal with respect to the Assigned Interest made prior to the Assignment Date, together with any interest and fees with respect to the Assigned Interest accrued prior to the Assignment Date, (ii) the Assignee shall be entitled to any payments of principal with respect to the Assigned Interest made from and after the Assignment Date, together with any and all interest and fees with respect to the Assigned Interest accruing from and after the Assignment Date, and (iii) the Agent is authorized and instructed to allocate payments received by it for the account of the Assignor and the Assignee as provided in the foregoing clauses. Each party hereto agrees that it will hold any interest, fees or other amounts that it may receive to which the other party hereto shall be entitled pursuant to the preceding sentence for the account of such other party and pay, in like money and funds, any such amounts that it may receive to such other party promptly upon receipt.

3.3 Delivery of Notes. Promptly following the receipt by the Assignor of the consideration required to be paid under Section 3.1 hereof, the Assignor shall, in the manner contemplated by Section 9.1(b) of the Loan Agreement, (i) deliver to the Agent (or its counsel) the Note held by the Assignor and (ii) notify the Agent to request that the Borrower execute and deliver new Notes to the Assignor, if Assignor continues to be a Lender, and the

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Assignee, dated the Assignment Date in the appropriate respective principal amounts after giving effect to the sale, assignment and transfer contemplated hereby.

3.4 Further Assurances. The Assignor and the Assignee hereby agree to execute and deliver such other instruments, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

The effectiveness of the sale, assignment and transfer contemplated hereby is subject to the satisfaction of each of the following conditions precedent:

(a) the execution and delivery of this Agreement by the Assignor and the Assignee;

(b) the receipt by the Assignor of the payments required to be made under Section 3.1; and

(c) the acknowledgment and consent by the Agent contemplated by Section 2.3, if required in accordance with Section 9.01(b) of the Loan Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of Assignor. The Assignor represents and warrants to the Assignee as follows:

(a) it has all requisite power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill its obligations under, and consummate the transactions contemplated by, this Agreement;

(b) the execution, delivery and compliance with the terms hereof by the Assignor and the delivery of all instruments required to be delivered by it hereunder do not and will not violate any Requirement of Law applicable to it;

(c) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against it in accordance with its terms;

(d) all approvals and authorizations of, all filings with and all actions by any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained;

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(e) the Assignor has good title to, and is the sole legal and beneficial owner of, the Assigned Interest, free and clear of all Liens, claims, participations or other charges of any nature whatsoever; and

(f) the transactions contemplated by this Agreement are commercial banking transactions entered into in the ordinary course of the banking business of the Assignor.

5.2 Disclaimer. Except as expressly provided in Section 5.1 hereof, the Assignor does not make any representation or warranty, nor shall it have any responsibility to the Assignee, with respect to the accuracy of any recitals, statements, representations or warranties contained in the Loan Agreement or in any other Loan Document or for the value, validity, effectiveness, genuineness, execution, legality, enforceability or sufficiency of the Loan Agreement, the Notes or any other Loan Document or for any failure by the Borrower or any other Person (other than Assignor) to perform any of its obligations thereunder or for the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower or any other Person, or any other matter relating to the Loan Agreement or any other Loan Document or any extension of credit thereunder.

5.3 Representations and Warranties of Assignee. The Assignee represents and warrants to the Assignor as follows:

(a) it has all requisite power and authority, and has taken all action necessary to execute and deliver this Agreement and to fulfill its obligations under, and consummate the transactions contemplated by, this Agreement;

(b) the execution, delivery and compliance with the terms hereof by the Assignee and the delivery of all instruments required to be delivered by it hereunder do not and will not violate any Requirement of Law applicable to it;

(c) this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against it in accordance with its terms;

(d) all approvals and authorizations of, all filings with and all actions by any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained;

(e) the Assignee has received copies of the Loan Agreement and the other Loan Documents, as well as copies of all Financial Statements previously provided by the Borrower in satisfaction of obligations under the Loan Agreement.

(f) the Assignee has fully reviewed the terms of the Loan Agreement and the other Loan Documents and has independently and without reliance upon the Assignor, and based on such information as the Assignee has deemed appropriate, made its own credit analysis and decision to enter into this Agreement;

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(g) if the Assignee is not incorporated under the laws of the United Sates of America or a state thereof, the Assignee has contemporaneously herewith delivered to the Agent and the Borrower such documents as are required by Section 2.6(f) of the Loan Agreement; and

(h) the transactions contemplated by this Agreement are commercial banking transactions entered into in the ordinary course of the banking business of the Assignee.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. All notices and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by telecopy) to the intended recipient at its “Address for Notices” specified below its name on the signature pages hereof or, as to either party, at such other address as shall be designated by such party in a notice to the other party.

6.2 Amendment, Modification or Waiver. No provision of this Agreement may be amended, modified or waived except by an instrument in writing signed by the Assignor and the Assignee, and consented to by the Agent.

6.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The representations and warranties made herein by the Assignee are also made for the benefit of the Agent, and the Assignee agrees that the Agent is entitled to rely upon such representations and warranties.

6.4 Assignments. Neither party hereto may assign any of its rights or obligations hereunder except in accordance with the terms of the Loan Agreement.

6.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be identical and all of which, taken together, shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

6.6 Governing Law. This Agreement (including the validity and enforceability hereof) shall be governed by, and construed in accordance with, the laws of the State of Texas, other than the conflict of laws rules thereof.

6.7 Expenses. To the extent not paid by the Borrower pursuant to the terms of the Loan Agreement, each party hereto shall bear its own expenses in connection with the execution, delivery and performance of this Agreement.

6.8 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first above written.

ASSIGNOR

By:

Name:

Title:

Address for Notices:

Telecopier No.:

Telephone No.:

Attention:

ASSIGNEE

By:

Name:

Title:

Telecopier No.:

Telephone No.:

Attention:

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[If required in accordance with Section 9.01(b) of the Credit Agreement]

ACKNOWLEDGED AND CONSENTED TO:

AMEGY BANK NATIONAL ASSOCIATION, as Agent

By:

Name:

Title:

GASTAR EXPLORATION LTD.

By:

Name:

Title: